================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ]    Preliminary Proxy Statement

     [ ]    Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
     [X]    Definitive Proxy Statement
     [ ]    Definitive Additional Materials
     [ ]    Soliciting Material Under Rule 14a-12


                           BARRINGER TECHNOLOGIES INC.
                 ----------------------------------------------
                 NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER

                 ----------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                          IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (check the appropriate box):
[ ]     No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, Class A Convertible Preferred Stock, Class B Convertible Preferred Stock

     (2) Aggregate number of securities to which transaction applies: 6,898,164 issued and outstanding shares of Common Stock, 29,168 issued and outstanding shares of Class A Convertible Preferred Stock and 12,500 issued and outstanding shares of Class B Convertible Preferred Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): approximately $11.05 per share of common stock, in cash.

     (4) Proposed maximum aggregate value of transaction: $87,641,003.26

     (5) Total fee paid: $17,529

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

================================================================================

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                           BARRINGER TECHNOLOGIES INC.
                               30 Technology Drive
                            Warren, New Jersey 07059

                                  April 9, 2001

Dear Stockholder:

     The board of directors of Barringer Technologies Inc. has called a special meeting of Barringer's stockholders to be held on May 11, 2001, at 10:00 a.m. The meeting will be conducted at Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey.

     At the meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger with Smiths Industries Aerospace & Defense Systems Inc., and a wholly owned acquisition subsidiary of Smiths. Pursuant to the merger agreement, a subsidiary of Smiths will be merged into Barringer resulting in Barringer becoming a wholly owned subsidiary of Smiths. Pursuant to the merger agreement, Smiths agreed to pay an aggregate of $87,641,003.26 in cash to acquire Barringer. Based on the number of shares of Barringer's common stock as of March 8, 2001, on a fully-diluted basis, after giving effect to the conversion of Barringer's outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock and the exercise of outstanding options and warrants, stockholders will receive, in cash and without interest: $11.05 for each share of common stock; $4.00 for each share of Class A Convertible Preferred Stock; and $3.93 for each share of Class B Convertible Preferred Stock. In the merger agreement, Smiths agreed to effect a net exercise of outstanding options and warrants so that holders of options or warrants will receive a cash payment equal to the excess, if any, of the cash merger price per share of common stock over the exercise price of the related option or warrant.

     The board of directors has unanimously approved the merger agreement and recommends that stockholders vote for the approval and adoption of the merger agreement at the special meeting.

     The merger agreement and the reasons for the merger, as well as other important information for you to consider in deciding how to vote, are described in the attached proxy statement. The merger is subject to conditions to closing in addition to stockholder approval, including obtaining certain regulatory consents.

     Holders of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock of record at the close of business on April 9, 2001, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

     Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the envelope provided.

                                 Sincerely,

                                 /s/ STANLEY BINDER
                                 ------------------------------------
                                 Stanley Binder
                                 Chairman and Chief Executive Officer

                           BARRINGER TECHNOLOGIES INC.

                          NOTICE OF SPECIAL MEETING OF
                     STOCKHOLDERS TO BE HELD ON MAY 11, 2001

     A special meeting of stockholders of Barringer Technologies Inc. will be held at Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey, on May 11, 2001, at 10:00 a.m. to consider and vote on the following matters described in the attached proxy statement:

     1. To approve and adopt the Agreement and Plan of Merger, dated as of March 8, 2001, among Barringer Technologies Inc., Smiths Industries Aerospace & Defense Systems Inc., and Bloodhound Acquisition, Inc.

     2. Such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

     The board of directors of Barringer has fixed the close of business on April 9, 2001, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting.

By Order of the Board of Directors

/s/ RICHARD S. ROSENFELD
----------------------------------
Richard S. Rosenfeld,
Secretary
Warren, New Jersey

April 9, 2001

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

SUMMARY TERM SHEET                                                        1
THE SPECIAL MEETING OF BARRINGER'S STOCKHOLDERS                           8
PARTIES TO THE MERGER                                                    10
BACKGROUND AND REASONS FOR THE MERGER                                    11
OPINION OF BARRINGER'S FINANCIAL ADVISOR                                 14
THE MERGER PRICE AND RELATED MATTERS                                     20
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION                          21
DESCRIPTION OF THE MERGER AGREEMENT                                      23
FEDERAL INCOME TAX TREATMENT                                             28
YOU HAVE APPRAISAL RIGHTS IN THE MERGER                                  29
MARKET PRICE OF BARRINGER'S COMMON STOCK AND DIVIDEND INFORMATION        32
STOCK OWNERSHIP                                                          33
STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING                        34
EXPENSES OF SOLICITATION                                                 34

APPENDICES:

APPENDIX A     AGREEMENT AND PLAN OF MERGER
APPENDIX B     FAIRNESS OPINION
APPENDIX C     DISSENTERS' RIGHTS STATUTE

                           BARRINGER TECHNOLOGIES INC.
                               30 TECHNOLOGY DRIVE
                            WARREN, NEW JERSEY 07059

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001

                                                                  April 9, 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Barringer for use at the special meeting of stockholders to be held at the Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey, on May 11, 2001, at 10:00 a.m., and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy are first being mailed to Barringer's stockholders on or about April 12, 2001.

                               SUMMARY TERM SHEET

     This brief summary highlights selected information described more fully elsewhere in this proxy statement. It does not contain all of the information that is important to you. You should carefully read this entire proxy statement, the appendixes and the other documents to which this proxy statement refers in order to fully understand the merger agreement and the transactions contemplated by the merger agreement.

PROPOSED CASH MERGER (SEE PAGE 20)

     o STOCKHOLDER VOTE. You are being asked to vote to approve and adopt the Agreement and Plan of Merger, dated as of March 8, 2001, among Barringer Technologies Inc., Smiths Industries Aerospace & Defense Systems Inc., and Bloodhound Acquisition, Inc., pursuant to which Smiths proposes to acquire Barringer pursuant to a merger of Bloodhound Acquisition, Inc. with and into Barringer. A copy of the merger agreement has been attached to this proxy statement as Appendix
          A. We encourage you to read the merger agreement in its entirety.

     o CASH PRICE FOR YOUR STOCK. Pursuant to the merger agreement, Smiths agreed to pay an aggregate of $87,641,003.26 in cash to acquire Barringer. Based on the number of shares of Barringer's common stock as of April 9, 2001, on a fully-diluted basis, after giving effect to the conversion of Barringer's outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock and the exercise of outstanding options and warrants, stockholders will receive, in cash and without interest: $11.05 for each share of common stock; $4.00 for each share of Class A Convertible Preferred Stock; and $3.93 for each share of Class B Convertible Preferred Stock. In the merger agreement, Smiths agreed to effect a net exercise of outstanding options and warrants so that holders of options or warrants will receive a cash payment equal to the excess, if any, of the cash merger price per share of common stock over the exercise price of the related option or warrant.

     o SMITHS. Smiths Industries Aerospace & Defense Systems Inc. is an affiliate of Smiths Group plc. Smiths Group is a global business with market-leading positions in each of its four operating businesses: advanced aerospace and defense systems; mechanical and polymer

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          seals; medical devices and critical care equipment; and specialized industrial products for interconnect and air movement applications.

     o FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 28). The merger will be a taxable transaction to you for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, your receipt of cash in exchange for your shares of Barringer stock generally will cause you to recognize gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Barringer stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

     o BARRINGER STOCK PRICE. Shares of Barringer's common stock are traded on the Nasdaq National Market under the symbol "BARR". On March 8, 2001, which was the last trading day before the announcement of the execution of the merger agreement, Barringer's common stock closed at $10.00 per share. On January 25, 2001, 30 trading days before we announced the execution of the merger agreement, Barringer's common stock closed at $8.875 per share.

     o FAIRNESS OPINION. William Blair & Company, L.L.C. has delivered to the board of directors of Barringer its opinion that the merger price is fair to the stockholders of Barringer from a financial point of view. A copy of the William Blair opinion has been attached to this proxy statement as Appendix B. We encourage you to carefully review the opinion in its entirety.

     o PROCEDURE FOR RECEIVING MERGER CONSIDERATION. Smiths has designated American Stock Transfer and Trust Company as paying agent, to coordinate the payment of the cash merger price following the merger. The paying agent will send you written instructions for surrendering your stock certificates and obtaining the cash merger price after we have completed the merger. DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

BOARD RECOMMENDATION (SEE PAGE 11)

     The board of directors of Barringer has unanimously approved the merger agreement and unanimously recommends that stockholders vote in favor of the approval and adoption of the merger agreement at the special meeting. In making its recommendation, the board of directors considered the following factors, among others:

     o A sale process lasting approximately eight months during which William Blair contacted 38 potential buyers, which produced no offers greater than Smiths' all-cash offer.

     o The opportunity for Barringer's stockholders to receive $11.05 in cash for each share of common stock, which represents:

          o approximately a 25% premium over the $8.875 per share closing price of Barringer's common stock on January 25, 2001, 30 trading days before we announced the execution of the merger agreement;

          o approximately a 45% premium over the $7.625 per share closing price of Barringer's common stock on August 3, 2000, the day we retained William Blair to explore alternatives for maximizing stockholder value;

          o less risk to the stockholders of Barringer than would a stock-for-stock transaction, given market volatility over the past year, especially for stock traded on the Nasdaq National Market.

     o The historical trading prices of Barringer's common stock on the Nasdaq National Market.

     o The challenges that Barringer faces in continuing as an independent, publicly owned company, including increasing competition, its relatively small market capitalization, limited public float and liquidity, and little attention from securities analysts.

     o Barringer's business, operations, properties, assets, financial condition, operating results and prospects.

     o    The fairness opinion from William Blair.

        THE BOARD OF DIRECTORS OF BARRINGER HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT BARRINGER'S STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FAIRNESS OPINION (SEE PAGE 14)

     William Blair has delivered to the board of directors of Barringer its written opinion, dated March 8, 2001, that the merger consideration is fair to the stockholders of Barringer from a financial point of view.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE PAGE 21)

     Some of Barringer's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Barringer. These interests include the following:

     o Change in Control Payments. Barringer's executive officers and directors are entitled to receive cash payments of $2.65 million in the aggregate, immediately prior to the effectiveness of the merger.

     o Other Executive Compensation Arrangements. Balances previously earned by executive officers under Barringer's supplemental retirement plan will be distributed to them at closing and the supplemental retirement plan will be terminated.

          The merger agreement provides for all outstanding stock options issued to Barringer's employees, including executive officers and outside directors, to become exercisable immediately before the merger, regardless of the original vesting schedules of those options. In the merger agreement, Smiths agreed to effect a net exercise of outstanding options and warrants so that holders of options or warrants will receive a cash payment equal to the excess, if any, of the cash merger price per share of common stock over the exercise price of the related option or warrant.

     o Severance Payments under Existing Employment Agreements. Under the terms of his existing employment agreement, Stanley Binder, Chairman and Chief Executive Officer, is entitled to receive a lump sum severance payment in the amount of $849,000, and certain other benefits, if he is terminated after the merger, or if he chooses to terminate his agreement after the merger. Each of Kenneth S. Wood, President and Chief Operating Officer, and Richard S. Rosenfeld, Executive Vice President of Operations and Finance, Chief Financial Officer, Secretary and Treasurer, is entitled, under the terms of his existing employment agreement with Barringer, to receive a lump sum severance payment ($205,000 in the case of Mr. Wood and $146,000 in the case of Mr. Rosenfeld) and certain other benefits, if he is terminated after the merger.

     o Other. The merger agreement requires Barringer to continue to provide indemnification to current and former directors, officers, employees and agents of Barringer for six years after the completion of the merger. Prior to the completion of the merger Barringer will purchase policies of officers', directors', fiduciary and employer liability insurance comparable to insurance most recently maintained by Barringer, which shall cover the officers and directors of Barringer for claims made during the six years following the completion of the merger.

THE SPECIAL MEETING OF STOCKHOLDERS (SEE PAGE 8)

     o PLACE, DATE AND TIME. The special meeting will be held at the Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey, on May 11, 2001, at 10:00 a.m.

     o VOTE REQUIRED FOR APPROVAL OF THE MERGER. The merger requires the approval of the holders of a majority of the outstanding shares of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, all voting together as one class. Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the merger.

     o STOCKHOLDERS WHO MAY VOTE AT THE MEETING. You can vote at the special meeting all of the shares of Barringer's common stock, Class A Convertible Preferred Stock or Class B Convertible Preferred Stock that you own of record as of April 9, 2001, which is the record date for the special meeting. If you own shares which are registered in someone else's name, for example, in the name of a broker, you need to direct that person to vote the shares or obtain authorization from that person and vote the shares yourself at the meeting. As of the record date, there were: 6,903,164 shares of Barringer's common stock outstanding and entitled to vote, held by approximately 530 stockholders of record, 29,168 shares of Class A Convertible Preferred Stock outstanding and entitled to vote, held by two stockholders of record, and 12,500 shares of Class B Convertible Preferred Stock outstanding and entitled to vote, held by one stockholder of record.

     o PROCEDURE FOR VOTING. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either:

          o advise Barringer's corporate secretary in writing of such revocation or deliver a later dated proxy before your stock has been voted at the special meeting; or

          o    attend the meeting and vote your shares in person.

          Attendance at the special meeting will not itself revoke your proxy.

APPRAISAL RIGHTS (SEE PAGE 29)

     Delaware law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you will receive in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights you must:

     o deliver a written objection to the merger to Barringer at or before the special meeting;

     o    not vote for the merger agreement; and

     o follow the other procedures set forth in the Delaware General Corporation Law. A copy of the relevant portions of the Delaware General Corporation Law have been attached to this proxy statement as Appendix C. We encourage you to read Appendix C in its entirety.

     Your failure to exactly follow the procedures specified under Delaware law will result in the loss of your dissenters' rights.

ANTICIPATED DATE OF THE MERGER

     We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of May 2001, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below.

CONDITIONS TO COMPLETING THE MERGER (SEE PAGE 26)

     The completion of the merger depends on a number of conditions being satisfied or waived. In addition to the parties complying with the merger agreement, these conditions include:

     o    approval of the merger agreement by Barringer's stockholders;

     o the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as well as the filing of certain other notices with governmental agencies;

     o the lack of any proceeding by any governmental body restraining or prohibiting the completion of the merger or limiting in any material respect the ownership, operation or control by Barringer or Smiths of any portion of the business or assets of Barringer, Smiths or any of their subsidiaries or that otherwise prevents or prohibits the merger;

     o the lack of pending or threatened litigation seeking to restrain or prohibit the completion of the merger or seeking damages from Barringer or Smiths in connection therewith that Smiths reasonably determines is likely to result in money damages in excess of $1 million, net of insurance proceeds;

     o the material performance by Barringer and Smiths of their respective obligations under the merger agreement;

     o the representations and warranties of Barringer and Smiths being accurate as of the closing date of the merger to the extent specified in the merger agreement; and

     o    no material adverse effect having occurred with respect to Barringer.

THE MERGER AGREEMENT (SEE PAGE 23)

     o TERMINATING THE MERGER AGREEMENT. Barringer and Smiths can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Barringer have approved it. Also, either Barringer or Smiths can decide, without the consent of the other, to terminate the merger agreement if:

          o    Barringer's stockholders do not approve the merger;

          o a required regulatory approval is denied or a governmental authority blocks the merger;

          o the merger is not completed by July 31, 2001, unless the failure to complete the merger is due to the breach of any representation, warranty or covenant made in the merger agreement by the party seeking to terminate; or

          o the other party materially breaches any representation, warranty, covenant or agreement, after written notice and a ten-day period in which to cure such breach.

     In addition, Smiths can terminate the merger agreement without Barringer's consent if:

          o the board of directors of Barringer withdraws or changes its recommendation of the merger agreement or the merger to Barringer's stockholders in a manner materially adverse to Smiths;

          o a transaction other than the merger takes place or the board of directors of Barringer or any committee of the board recommends another transaction, proposal or offer to Barringer's stockholders, or publicly announces its intention to recommend such an alternative transaction, proposal or offer, or fails to recommend against such an alternative transaction, proposal or offer; or

          o a tender offer or exchange offer for any of the outstanding shares of Barringer's common stock shall have been commenced by a party other than Smiths or an affiliate of Smiths, and the board of directors of Barringer or any committee of the board recommends that Barringer's stockholders tender their shares in that tender or exchange offer or publicly announce its intention to take no position with respect to that tender or exchange offer.

          Barringer can terminate the merger agreement without Smiths' consent if the board of directors of Barringer has been advised by legal counsel that failure to terminate would result in a breach of the board's fiduciary duties at a time when another party has made a proposal superior to the merger.

     o TERMINATION FEES AND EXPENSES. Barringer has agreed to pay Smiths a termination fee of $3 million in immediately available funds under the following circumstances:

          o If an acquisition transaction proposal is made regarding Barringer and Smiths terminates the merger agreement because Barringer's stockholders do not approve the merger at the special meeting or because Barringer has breached a covenant or agreement, unless and for so long as the breach can be cured and Barringer cures such breach within 10 days, then Barringer will pay the termination fee to Smiths if an alternative transaction, which reaches a letter of intent, agreement in principle or definitive agreement within twelve months of termination, takes place. The fee will be paid simultaneously with the completion of an alternative transaction.

          o If Smiths terminates the merger agreement because Barringer's board of directors withdraws or changes its approval of the merger agreement in a manner adverse to Smiths, recommends an alternative transaction or fails to recommend against an alternative tender offer or exchange offer, then Barringer will pay the termination fee to Smiths no later than one business day following termination.

          o If Barringer terminates the merger agreement because its board of directors has been advised by legal counsel that failure to terminate would result in a breach of the board's fiduciary duties at a time when another party has made a proposal superior to the merger, then prior to and as a condition to termination, Barringer shall pay the termination fee to Smiths.

CONTACT INFORMATION

     If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

        Stanley Binder
        Chairman and Chief Executive Officer
        Barringer Technologies Inc.
        30 Technology Drive
        Warren, New Jersey

        (908) 222-9100

                 THE SPECIAL MEETING OF BARRINGER'S STOCKHOLDERS

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Barringer for use at the special meeting of stockholders to be held at the Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey, on May 11, 2001, at 10:00 a.m., and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy are first being mailed to Barringer's stockholders on or about April 12, 2001.

PLACE, DATE, TIME AND PURPOSE

     The special meeting of Barringer's stockholders will be held at the Best Western Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey, on May 11, 2001, at 10:00 a.m. The purpose of the special meeting is to consider and vote on the proposed merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A. We encourage you to read the merger agreement in its entirety.

     The board of directors of Barringer has unanimously approved the merger agreement and recommends that Barringer's stockholders vote "FOR" the approval and adoption of the merger agreement.

WHO CAN VOTE?

     The securities of Barringer entitled to vote at the special meeting, and any adjournments or postponements, are Barringer's common stock, par value $.01 per share, Class A Convertible Preferred Stock, par value $2.00 per share, and Class B Convertible Preferred Stock, par value $2.00 per share. Each stockholder of record at the close of business on April 9, 2001, is entitled to vote in accordance with Barringer's certificate of incorporation, as amended. On the record date, there were 6,903,164 shares of Barringer's common stock outstanding and entitled to vote, held by approximately 530 stockholders of record, 29,168 shares of Class A Convertible Preferred Stock outstanding and entitled to vote, held by two stockholders of record, and 12,500 shares of Class B Convertible Preferred Stock outstanding and entitled to vote, held by one stockholder of record. The presence in person or by proxy of holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the special meeting.

ATTENDING THE MEETING

     If you are a beneficial owner of Barringer's common stock held by a broker, bank or other nominee, i.e. held in "street-name", you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Barringer's common stock held in street name at the special meeting, you will have to obtain a written proxy or authorization in your name from the broker, bank or other nominee who holds your shares.

VOTE REQUIRED

     Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, voting together as one class. At the special meeting, each share of common stock will be entitled to one vote, each share of Class A Convertible Preferred Stock will be entitled to 0.361745 of a vote, and each share of Class B Convertible Preferred Stock will be entitled to

0.355839 of a vote, on each matter to come before the special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Your broker or nominee does not have the right to vote your shares of Barringer's common stock. You must instruct your broker on how to vote in order for your shares to be voted.

     The holders of a majority of the outstanding shares of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, as one class, as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

     Neither Smiths nor any of its directors and executive officers own any shares of Barringer's common stock, Class A Convertible Preferred Stock or Class B Convertible Preferred Stock.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of the board of directors of Barringer for the purpose of requesting that you allow your shares of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Barringer stock represented at the special meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return the proxy card without giving voting instructions, your shares will be voted as recommended by Barringer's board of directors. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their own judgment to determine how to vote your shares. Barringer does not know of any other matters to be presented at the meeting.

     You may revoke the proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the corporate secretary of Barringer in writing of the revocation or deliver a later-dated proxy, before your shares have been voted at the special meeting or attend the meeting and vote your shares in person. Attendance at the special meeting will not itself constitute revocation of your proxy.

     If your shares are held in a street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet.

                              PARTIES TO THE MERGER

BARRINGER

     Barringer, a Delaware corporation, is a leading manufacturer of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives, illegal drugs and chemical warfare agents. Barringer designs and produces products that employ a proprietary application of ion mobility spectrometry technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. Barringer's current principal products, the IONSCAN(R), a portable desktop system, and the SABRE 2000(R), a handheld particle and vapor system, are used in explosives detection, drug interdiction applications and chemical warfare agent detection.

        Barringer's address is:

        Barringer Technologies Inc.
        30 Technology Drive
        Warren, New Jersey 07059
        (908) 222-9100

SMITHS

     Smiths Industries Aerospace & Defense Systems Inc. is a Delaware corporation and is an affiliate of Smiths Group plc. Smiths Group is a global business with market-leading positions in each of its four operating businesses: advanced aerospace and defense systems; mechanical and polymer seals; medical devices and critical care equipment; and specialized industrial products for interconnect and air movement applications.

        Smiths' address is:

        Smiths Industries Aerospace & Defense Systems Inc.
        c/o Smiths Group plc
        765 Finchley Road
        London, NW11 8DS United Kingdom
        011-44-208-458-3232

BLOODHOUND ACQUISITION, INC.

     Bloodhound Acquisition, Inc. is a newly-formed Delaware corporation incorporated as a wholly owned subsidiary of Smiths. Bloodhound Acquisition has not conducted business except in connection with activities related to the merger.

                      BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     Representatives of Graseby Dynamics, Ltd., an indirect subsidiary of Smiths Group plc first approached the Chairman of the Board of Barringer in June 1999 to discuss the possibility of a business combination between Barringer and an affiliate of Smiths Group plc. Further informal discussions were held through June 2000.

     The board of directors and senior management of Barringer began considering the possible sale of the company in June 2000. By the middle of June 2000, Barringer's stock price had increased significantly over the previous twelve months. Despite the significant increase in the company's stock price, the board of directors believed that Barringer's stock was undervalued and considered the various alternatives available to Barringer to increase its stock price and the many challenges that the company faced in continuing as a public company, including its relatively small market capitalization, limited public float and liquidity, and little attention from securities analysts.

     At the direction of the board of directors, Barringer's senior management retained William Blair & Company, L.L.C., on August 3, 2000 and authorized William Blair to make initial contact, on a confidential basis, with certain parties viewed by William Blair and management as potential candidates for a possible transaction with Barringer. Barringer, with William Blair's assistance, prepared confidential financial and other information for distribution to those who had indicated interest in a possible transaction. During the month of October 2000, William Blair contacted 36 parties.

     By the close of business on November 17, 2000, William Blair had received two preliminary non-binding indications of interest in a transaction with Barringer, one of which was from Smiths and the other from a publicly traded company engaged in the measurement instrument business.

     The publicly traded company submitted a preliminary non-binding indication of interest to acquire Barringer in a stock-for-stock exchange, at a stated value of a 25% premium to the prior 30-day average trading price. This proposal was subject to a number of conditions, including, among other things, the satisfactory completion of due diligence, appropriate approvals and the negotiation and execution of a binding merger agreement. The proposal also expressed interest in "pooling of interests" accounting treatment.

     Smiths' preliminary non-binding proposal contemplated the acquisition of all outstanding Barringer's common stock for between $11.00-$12.00 per share, in cash. Smith's proposal was also subject to various conditions, including the satisfactory completion of due diligence, the approval of the respective boards of directors of Smiths and Barringer, and negotiation and execution of a binding merger agreement.

     On November 27, 2000, the board of directors of Barringer held a meeting attended by Barringer's senior management and representatives of William Blair. William Blair reported to the board that it had received the two initial non-binding indications of interest and reviewed the terms and conditions of both proposals. The board discussed the merits of continuing discussions with these two interested parties and instructed William Blair to contact two additional parties to ascertain their level of interest in the company. Both of these additional parties declined to submit an indication of interest.

     Between December 4, 2000 and December 12, 2000, members of senior management and representatives of William Blair met with the two parties who had submitted preliminary indications of interest in a transaction with Barringer to discuss the company's business. Between December 12, 2000 and January 21, 2001, both these parties continued their business due diligence. During the week of January 15, 2001, Barringer made a presentation regarding its preliminary year-end financial results to both of these parties.

     On January 22, 2001, William Blair received a definitive proposal from Smiths to purchase all the outstanding shares of Barringer's common stock for $10.50 per share in cash, subject to the same conditions as the November 17, 2000 indication of interest, with additional due diligence to be performed on environmental, insurance and operating permit issues. The other party, who had initially indicated an interest in evaluating a stock-for-stock transaction, declined to submit a definitive proposal.

     On January 30, 2001, the board of directors of Barringer held a special meeting, attended by representatives of William Blair and outside counsel to Barringer for purposes of evaluating Smiths' proposal and to discuss alternatives to Smiths' proposal. After considering the prospects of various alternatives, the board instructed William Blair to continue discussions and negotiations with Smiths. On February 2, 2001, Smiths submitted comments on the draft merger agreement that Barringer's counsel had previously distributed to Smiths.

     During the period between January 22, 2001 to February 16, 2001, representatives from William Blair, Barringer and Smiths spoke several times regarding Smiths' proposal. On February 16, 2001, in response to Barringer's requests to submit a final revised proposal, Smiths submitted a revised offer to purchase all outstanding shares of Barringer's common stock, including the shares of common stock into which the Class A Convertible Preferred Stock, Class B Convertible Preferred Stock, stock options and warrants were exercisable or convertible, for $11.00 per share.

     At a meeting held on February 19, 2001, attended by representatives from William Blair and outside counsel to Barringer, the board of directors of Barringer, after considering the revised proposal from Smiths, instructed senior management and William Blair to continue discussions and negotiations with Smiths.

     Negotiations between Barringer and Smiths continued through March 8, 2001, culminating in Barringer and Smiths agreeing upon a final price of $11.05 per share and a form of a definitive agreement to be presented for review by Barringer's board of directors at a meeting scheduled for later that day.

     In the afternoon of March 8, 2001, the board of directors of Barringer met to consider the terms of the proposed transaction with Smiths. William Blair made a presentation to the board and delivered its oral opinion, as of such date, as to the fairness, from a financial point of view, of the cash consideration to be paid by Smiths to the holders of Barringer's stock. The board of directors of Barringer then analyzed and discussed the terms of the transaction, the provisions of the definitive merger agreement and the merger. The board determined that the merger was advisable and in the best interest of Barringer and the stockholders. Later that evening, representatives of Barringer, Smiths and Bloodhound executed the merger agreement.

     On March 9, 2001, a press release announcing the execution of the merger agreement was issued by Barringer.

UNANIMOUS RECOMMENDATION OF BOARD OF DIRECTORS

     The board of directors of Barringer has unanimously approved the merger agreement and unanimously recommends that stockholders vote in favor of the approval and adoption of the merger agreement at the special meeting. In making its recommendation, the board of directors considered the following factors, among others:

     o a sale process lasting approximately eight months during which William Blair contacted 38 potential buyers, which produced no offers greater than Smiths' all-cash offer;

     o the challenges that Barringer faces in continuing as an independent, publicly owned company, including increasing competition, its relatively small market capitalization, limited public float and liquidity, and little attention from securities analysts;

     o the financial condition, results of operations, businesses and prospects of Barringer;

     o historical information concerning Barringer's prospects, financial performance and condition, operations, technology, management and competitive position;

     o current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Barringer;

     o the relatively small market niche for Barringer's products and the increase in competition faced by Barringer in recent years resulted in downward pressure on the average selling price and gross profit margins for the company's products;

     o Barringer's inability to identify and complete acquisitions at attractive prices which could have broadened the scope of the markets served by the company;

     o the significant challenges faced by Barringer in entering new end-user markets other than its core explosives detection and drug detection markets;

     o    the highly unpredictable nature of Barringer's revenues;

     o the cash consideration to be received by Barringer's stockholders in the merger, which represents an approximately 45% increase to the price per share of Barringer's common stock from August 3, 2000, the date on which it engaged William Blair to explore a potential sale, and an approximately 25% premium over the closing price 30 days' prior to the announcement of the execution of the merger agreement;

     o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; and

     o    the fairness opinion rendered by William Blair.

     However, all business combinations, including the merger, also include certain risks and disadvantages. The board of directors of Barringer considered the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Barringer's business and valuation. The board of directors also considered that the existing stockholders of Barringer would not participate in the company's future successes if the merger was completed.

     The foregoing discussion of the material factors considered by Barringer's board of directors is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with their evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

     Barringer's board of directors has unanimously approved the merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                    OPINION OF BARRINGER'S FINANCIAL ADVISOR

     Barringer retained William Blair & Company, L.L.C., to act as its financial advisor in connection with a possible transaction involving the company. In connection with that engagement, Barringer asked William Blair to render an opinion as to whether the cash consideration proposed to be paid to Barringer's stockholders by Smiths Industries Aerospace & Defenses Systems Inc. was fair to Barringer stockholders, from a financial point of view. On March 8, 2001, William Blair delivered an oral opinion, later confirmed in writing as of that date, to Barringer's board of directors that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the cash consideration proposed to be paid by Smiths to Barringer's stockholders pursuant to the merger agreement was fair to Barringer stockholders from a financial point of view.

     THE FULL TEXT OF WILLIAM BLAIR'S WRITTEN OPINION, DATED MARCH 8, 2001, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE SCOPE OF WILLIAM BLAIR'S REVIEW IN RENDERING ITS OPINION. THE FOLLOWING SUMMARY OF WILLIAM BLAIR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR'S OPINION WAS ADDRESSED TO BARRINGER'S BOARD FOR THE PURPOSE OF ITS EVALUATION OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY BARRINGER STOCKHOLDER AS TO HOW TO VOTE ON THE MERGER PROPOSAL.

     In connection with its opinion, William Blair, among other things:

     o reviewed certain publicly available financial statements and other business and financial information of Barringer;

     o reviewed certain internal financial statements and other financial and operating data concerning Barringer prepared by Barringer's management;

     o reviewed certain financial forecasts and other forward-looking financial information prepared by Barringer's management;

     o held discussions with Barringer's management concerning the business, past and current operations, financial condition and future prospects for Barringer;

     o reviewed the stock price and trading history of Barringer's common stock;

     o compared the financial performance of Barringer and the prices and trading activity of Barringer's common stock with that of other publicly traded companies that it believed were comparable with Barringer;

     o compared the financial terms of the merger with the financial terms of other publicly disclosed transactions that it deemed relevant;

     o compared information regarding percentage premiums paid for public companies over trading market prices prior to the announcement of an acquisition or merger transaction of relevant size;

     o    prepared a discounted cash flow analysis of Barringer;

     o    prepared a leveraged acquisition analysis of Barringer;

     o participated in discussions with representatives of Barringer and its legal advisors;

     o made such other studies and inquiries, and took into account such other matters, as it deemed relevant, including its assessment of general economic, market and monetary conditions as of the date of its opinion; and

     o reviewed the financial terms and conditions set forth in a draft of the merger agreement dated March 7, 2001.

     In William Blair's review and analysis, and in arriving at its opinion, it assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by Barringer's management) or publicly available and it did not attempt to verify, nor did it assume responsibility for verifying, any of such information. William Blair relied upon the assurances of Barringer's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, it did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Barringer, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for Barringer that it reviewed, upon the advice of Barringer's management, it assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of management as to the future financial condition and performance of Barringer, and it further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated. William Blair assumed that the merger would be consummated upon the terms set forth in the draft merger agreement without material alteration thereof. In addition, it assumed that the historical financial statements of Barringer reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     The fairness opinion was based upon market, economic and other conditions as in effect on, and information made available to William Blair as of, the date of such opinion. The opinion noted that subsequent developments might affect the conclusion expressed in such opinion and that William Blair disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which might come or be brought to its attention after the date of such opinion. The opinion is limited to the fairness, from a financial point of view and as to the date of such opinion, of the merger consideration to be paid to the stockholders of Barringer in the merger. William Blair did not express any opinion as to the value of any other agreement or arrangement entered into in connection with the merger or any tax or other consequences that might result from the merger. The opinion did not address the relative merits of the merger and the other business strategies that Barringer's board of directors had considered or might be considering, nor did it address the decision of Barringer's board of directors thereof to proceed with the merger. The following discussion summarizes the material financial analyses William Blair performed in arriving at its opinion. William Blair presented the results of these analyses to the board of directors on March 8, 2001.

     In its presentation to the board of directors of Barringer, William Blair noted that in connection with its engagement, William Blair approached and held discussions with multiple third parties to solicit indications of interest in a possible acquisition of the company. William Blair also noted that the Smiths proposal of $11.05 per share was in cash and required no financing contingency.

STOCK PRICE ANALYSIS

     William Blair examined the history of the trading prices and volume for Barringer's common stock and the relationship between movements of such common stock and movements in common stock of certain publicly held companies in businesses William Blair believed to be comparable to Barringer's business.

     William Blair noted that the 52-week closing price range for Barringer's stock price was $5.56 - $10.31 per share. William Blair noted that the market price of Barringer's common stock for all of the prior twelve months had been below the $11.05 per share merger price, that 100% of the shares traded in the prior twelve months were traded for less than $10.69 per share and that the weighted average share price over the previous twelve months was $7.84 per share. William Blair also noted that the market price of Barringer's common stock had not closed above $11.05 per share for over two years.

ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES COMPARABLE TO BARRINGER

     William Blair reviewed and compared certain Barringer financial information to corresponding financial information, ratios and public market multiples for publicly traded companies that it believed were comparable to Barringer. These publicly traded companies included American Science and Engineering, Inc., Compudyne Corporation, DRS Technologies, Inc., FLIR Systems, Inc., Giga-Tronics Incorporated, Invision Technologies, Inc., Magal Security Systems Ltd., OI Corporation and OSI Systems, Inc. William Blair selected these companies because they are the publicly traded companies whose operations William Blair deemed most comparable to Barringer. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the implied purchase multiples of Barringer, none of the selected companies is identical to Barringer.

     Among the information William Blair considered were revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, gross profit margins, EBIT margins and net income margins, growth in revenues and net income, return on assets and equity, market capitalization and capital structure. The multiples and ratios for the comparable companies were based on the most recent publicly available financial information and on consensus earnings per share estimates for 2000 and 2001 and were based on the closing share prices as of March 7, 2001.

     William Blair observed that the multiples of price to earnings per share, as well as multiples of market equity value plus book value of total debt less cash and equivalents, or enterprise value, to revenues, EBIT and EBITDA implied by the terms of the merger compared favorably, from the perspective of Barringer's stockholders, to the relevant range and median of the corresponding trading multiples of the comparable companies.

     Information regarding the multiples implied by the terms of the merger compared to the multiples derived from William Blair's analysis of selected comparable companies are set forth in the following table. LTM refers to the latest twelve months.

                                                                SELECTED COMPARABLE
                                                                     COMPANIES
                                                             ------------------------
                                             THE PROPOSED      RELEVANT
                MULTIPLE                   BARRINGER MERGER      RANGE         MEDIAN
                --------                   ----------------  -------------     ------
Enterprise Value to LTM Revenues                   1.8x       0.6x - 0.8x       0.5x
Enterprise Value to LTM EBIT                     10.1x        8.0x - 9.5x       8.7x
Enterprise Value to LTM EBITDA                     8.4x       6.0x - 7.5x       6.4x
Price to estimated 2000 Earnings Per Share       17.5x       13.0x - 16.0x     14.8x
Price to estimated 2001 Earnings Per Share       11.5x       10.0x - 12.0x     10.9x

     William Blair noted that the merger price of $11.05 per share was in each case either within or above the relevant range implied by the comparable publicly traded company analysis. William Blair also applied a 20% enterprise value control premium to this analysis. After applying this enterprise value control premium this analysis indicated the following:

     Per Share Value of Barringer.              $10.15 - $11.54

     William Blair noted that the $11.05 merger price fell within the range of values implied by the comparable publicly traded company analysis.

COMPARABLE ACQUISITIONS ANALYSIS

     William Blair performed an analysis of selected recent merger or acquisition transactions. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total, William Blair examined 14 transactions that were announced between January 1, 1998 and March 1, 2001. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Barringer, none of the selected companies is identical to Barringer. The 14 transactions were (acquired company/acquiror):

     o  Micron Corporation/FEI Company
     o  Inframetrics, Inc./FLIR Systems, Inc.
     o  Industrial Scientific Corp./ISC Acquisition Corporation
     o  Perkin-Elmer (Analytical Instruments Division)/EG&G Inc.
     o  DSP Technology Inc./MTS Systems Corporation
     o  Instron Corp./Kirtland Capital Partners
     o  Vivid Technologies Inc./EG&G Inc.
     o  CEM Corp/MJC Acquisition Corp.
     o  TSI Incorporated/JJF Acquisition Corp.
     o  Fairchild Defense (Orbital Sciences Corporation)/Smiths Industries plc
     o  Applied Science & Technology, Inc./MKS Instruments, Inc.
     o  Detection Systems Inc./Robert Bosch GmbH
     o  Lowrance Electronics Inc./Cobra Electronics Corporation
     o  Scott Technologies Inc./Tyco International Ltd.

     William Blair reviewed the consideration paid in such transactions in terms of the enterprise value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions in terms of price paid for the common stock in such transactions as a multiple of net income for the latest twelve months prior to announcement of such transactions.

     Information regarding the multiples implied by the terms of the merger compared to the acquisition multiples from William Blair's analysis is set forth in the following table.

                                                        COMPARABLE ACQUISITION
                                                            MULTIPLE RANGE
                                     THE PROPOSED      -------------------------
              MULTIPLE             BARRINGER MERGER   RELEVANT RANGE      MEDIAN
              --------             ----------------   --------------      ------
Enterprise Value to LTM Revenues           1.8x         1.1x -  1.6x       1.1x
Enterprise Value to LTM EBIT              10.1x         9.0x - 11.0x       9.8x
Enterprise Value to LTM EBITDA             8.4x         7.0x -  9.0x       7.7x
Equity Value to LTM Net Income            17.5x        15.0x - 17.5x      16.3x


     William Blair noted that in each case the $11.05 merger price was either within or above the relevant range implied by this comparable acquisitions analysis. This analysis indicated the following:

     Per Share Value of Barringer.              $9.76 - $11.26

     William Blair noted that the $11.05 merger price fell within the range of values implied by the comparable acquisitions analysis.

PREMIUM ANALYSIS

     In addition to evaluating multiples paid in transactions, William Blair considered, for 281 public company transactions announced between January 1, 1997 and March 1, 2001 whose equity value ranged from $50 million to $150 million, the premiums paid over each company's stock price one day prior to the announcement of a transaction. William Blair also analyzed the premiums paid over each company's enterprise value one day prior to the announcement of a transaction. Enterprise value is defined as market equity value plus book value of total debt less cash and equivalents. William Blair then considered the middle 50% of these transactions. This analysis was based on the closing price of Barringer stock as of March 7, 2001. This premium analysis conducted by William Blair indicated the following:

                                                RELEVANT PUBLIC TRANSACTIONS
                     THE PROPOSED             --------------------------------
                    BARRINGER MERGER          RELEVANT RANGE            MEDIAN
                    ----------------          --------------            ------
Equity Value              15.2%               11.6% - 45.3%             25.5%
Enterprise Value          26.8%                8.7% - 38.8%             19.8%

     William Blair noted that the merger premium implied by the $11.05 merger price was within the range of the mergers considered in this analysis. The premium analysis indicated the following:

     Per Share Value of Barringer.              $10.07 - $13.94

     William Blair noted that the $11.05 merger price fell within the range of values implied by the premium analysis. William Blair also noted that Barringer's stock price had recently increased and that the $11.05 merger price represented a 25% premium over the per share closing price 30 trading days before the announcement of the proposed merger.

DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, William Blair estimated the net present value of the free cash flows that Barringer could produce on a stand-alone basis over a five year period from 2001 to 2005. Free cash flows means EBIT after taxes plus depreciation and amortization less capital expenditures and working capital changes. In estimating these cash flows, William Blair used the financial projections provided by Barringer management and presented to parties potentially interested in a transaction with Barringer. In calculating the terminal value, William Blair assumed multiples of enterprise value to EBITDA ranging from 6.0 - 8.0, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted at rates between 20.0% - 25.0% to determine a net present value of the enterprise value of Barringer. The discounted cash flow analysis conducted by William Blair indicated the following:

     Per Share Value of Barringer.              $10.79 - $13.59

     William Blair noted that the $11.05 merger price fell within the range of values implied by the discounted cash flow analysis.

LEVERAGED ACQUISITION ANALYSIS

     William Blair also performed a leveraged acquisition analysis of Barringer to ascertain the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, William Blair used the same financial projections provided by management that were used in the discounted cash flow analysis. William Blair assumed a capital structure that a financial buyer might apply to Barringer, an exit EBITDA multiple of 7.0, and an equity investment that would achieve a 30%-40% rate of return. Based on these assumptions, the leveraged acquisition analysis conducted by William Blair indicated the following:

     Per Share Value of Barringer.              $9.50 - $10.75

William Blair noted that the $11.05 merger price was above the range implied by the leveraged acquisition analysis.

GENERAL

     This summary is not a complete description of the analysis performed by William Blair but contains all material elements of the analysis. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Barringer or the contemplated transaction. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. In the ordinary course of its business, William Blair and its affiliates may trade shares of Barringer's common stock for their own accounts and for the accounts of their customers and accordingly may hold a long or short position in these securities.

     The board of directors of Barringer selected William Blair as a result of its expertise in similar merger and acquisition transactions and its knowledge of Barringer.

     Barringer agreed to pay William Blair a fee equal to 1.5% of the total consideration received by Barringer and its stockholders. That fee is contingent upon completion of the merger. In addition, a fee of $100,000 was payable at the time William Blair was retained and $150,000 was payable after William Blair advised the board of directors as to the fairness, from a financial point of view, of the consideration to be received by the company's stockholders in the merger. Also, Barringer agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws and its out-of-pocket expenses.

     William Blair was not retained as an advisor or agent to Barringer's stockholders or any other person other than as an advisor to the board of directors of Barringer. The board of directors of Barringer and Smiths determined the merger consideration in arms'-length negotiations in which William Blair advised the board of directors of Barringer. The board of directors of Barringer did not impose any restrictions or limitations upon William Blair with respect to the investigations made or the procedures that William Blair followed in rendering its opinion.

                      THE MERGER PRICE AND RELATED MATTERS

THE MERGER PRICE

     Pursuant to the merger agreement, Smiths agreed to pay an aggregate of $87,641,003.26 in cash to acquire Barringer. Based on the number of shares of Barringer's common stock as of April 9, 2001, on a fully-diluted basis, after giving effect to the conversion of Barringer's outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock and the exercise of outstanding options and warrants, stockholders will receive, in cash and without interest: $11.05 for each share of common stock; $4.00 for each share of Class A Convertible Preferred Stock; and $3.93 for each share of Class B Convertible Preferred Stock. In the merger agreement, Smiths agreed to effect a net exercise of outstanding options and warrants so that holders of options or warrants will receive a cash payment equal to the excess, if any, of the cash merger price per share of common stock over the exercise price of the related option or warrant.

TREATMENT OF STOCK OPTIONS

     At the time the merger becomes effective, all outstanding employee and director options to purchase Barringer's common stock will be canceled, regardless of their exercise price. In exchange, option holders will receive, for each share subject to an option, the difference, if any, between the cash merger price per share of common stock and the per share exercise price of that option, whether or not the option is fully vested.

NO TRANSFERS OF SHARES AFTER THE MERGER

     No transfers of shares of Barringer's common stock, Class A Convertible Preferred Stock or Class B Convertible Preferred Stock will be made on our share transfer books after the merger becomes effective. Soon after the merger, we will apply to de-list our common stock from Nasdaq.

EXCHANGE AND PAYMENT PROCEDURES

     Smiths has appointed American Stock Transfer and Trust Company as the paying agent to handle the exchange of your stock certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash. Unless you exercise dissenters' rights of appraisal, upon surrender to the paying agent of a valid stock certificate and a properly completed letter of transmittal, along with any other documents that the paying agent may reasonably require, based on the number of shares of Barringer's common stock as of April 9, 2001, on a fully-diluted basis, after giving effect to the conversion of Barringer's outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock and the exercise of outstanding options and warrants, you will be entitled to receive, in cash: $11.05 for each share of common stock; $4.00 for each share of Class A Convertible Preferred Stock; and $3.93 for each share of Class B Convertible Preferred Stock. Until surrendered in this manner, each stock certificate will represent only the right to receive the merger consideration. No interest will be paid on the merger price.

     YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYING AGENT. A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU SOON AFTER THE MERGER BECOMES EFFECTIVE.

     Any merger consideration made available to the paying agent that remains unclaimed by stockholders for one year after the time the merger becomes effective will be returned to the surviving company after the merger, and any stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for the merger consideration, subject to state unclaimed property laws.

FINANCING; SOURCE OF FUNDS

     Smiths is not expected to require any financing with respect to the payment of the merger consideration to Barringer's stockholders.

                 INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the board of directors of Barringer, you should be aware that directors and executive officers of Barringer have relationships or interests in connection with the merger that are different than the relationships or interests that they would have merely as Barringer's stockholders.

     o    Change in Control Payments.

          Barringer's executive officers, Mr. Binder, Mr. Wood, Mr. Rosenfeld, and John H. Davies, Vice Chairman, are entitled to receive cash payments of $920,000, $665,000, $470,000, and $345,000, respectively, immediately prior to the effectiveness of the merger. These payments were approved by Barringer's board of directors in recognition of the services provided to Barringer by these executive officers in effecting the merger and as an incentive for them to remain with Barringer through the completion of the merger.

          On or before the completion of the merger, the five directors of Barringer who are not also executive officers of Barringer will receive a payment in the amount of $50,000 each, in recognition of the time and effort spent by them on merger-related issues.

     o    Other Executive Compensation Arrangements.

          Balances previously earned by Mr. Binder, Mr. Wood, Mr. Rosenfeld, and Mr. Davies under Barringer's supplemental retirement plan will be distributed to those persons at closing and the supplemental retirement plan will be terminated. Mr. Binder, Mr. Wood, Mr. Rosenfeld and Mr. Davies are expected to receive distributions under the supplemental retirement plan of approximately $243,000, $78,000, $51,000 and $105,000, respectively.

          The merger agreement provides for all outstanding stock options issued to Barringer's employees, including its executive officers and outside directors, to become exercisable immediately before the merger, regardless of the original vesting schedules of those options. The options will be canceled in the merger. In exchange, the holders will be entitled to a cash payment equal to the difference, if any, between the cash merger price per share and the aggregate option exercise price. All of the 887,100 options outstanding as of April 9, 2001 have exercise prices lower than $11.05 per share. Barringer's four executive officers and five outside directors will be entitled to an aggregate payment of approximately $4,422,000 (after payment of the aggregate exercise price related to those options) in exchange for their options, which have exercise prices ranging from $1.00 to $8.375 per share. Options covering 62,500 shares of common stock (60,000 of which are held by directors of Barringer) that would otherwise expire prior to the expecting closing date of the merger will be extended until the closing date of the merger.

     o    Severance Payments under Existing Employment Agreements.

          Under the terms of his existing employment agreement, Mr. Binder is entitled to receive a lump sum severance payment in the amount of $849,000 (2.99 times his annual base salary) if he is terminated after the merger, or if he chooses to terminate his agreement after the merger, for any reason or no reason. In addition, upon such a termination, he is entitled to receive accrued but unpaid base salary, an amount determined under Barringer's annual incentive plan calculated as if the year's performance goals were attained and continuing health insurance coverage until he reaches age 65.

          Each of Mr. Wood and Mr. Rosenfeld is entitled under the terms of his existing employment agreement with Barringer to receive a lump sum severance payment ($205,000 in the case of Mr. Wood and $146,000 in the case of Mr. Rosenfeld) if he is terminated after the merger, or if he chooses to terminate his agreement after the merger because he has been required to be based in an office that is more than 25 miles away from Barringer's Warren, New Jersey headquarters or because of a material change in duties. In addition, upon such a termination, each of Mr. Wood and Mr. Rosenfeld is entitled to receive accrued but unpaid base salary, accrued but unpaid vacation pay, an amount determined under Barringer's annual incentive plan calculated as if the year's performance goals were attained and continuing health insurance coverage.

     o    Other.

          The merger agreement requires Barringer to continue to provide indemnification to current and former directors, officers, employees and agents of Barringer for six years after the completion of the merger. Prior to the completion of the merger Barringer will purchase policies of officers', directors', fiduciary and employer liability insurance comparable to insurance most recently maintained by Barringer, which shall cover the officers and directors of Barringer for claims made during the six years following the completion of the merger.

                       DESCRIPTION OF THE MERGER AGREEMENT

     On March 8, 2001, Barringer entered into the merger agreement with Smiths and Bloodhound. The following is a summary of material provisions of the merger agreement not described elsewhere in this proxy statement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER AND MERGER PRICE

     Pursuant to the merger agreement, Bloodhound, a wholly owned subsidiary of Smiths will be merged into Barringer resulting in Barringer becoming a wholly owned subsidiary of Smiths. Pursuant to the merger agreement, Smiths agreed to pay an aggregate of $87,641,003.26 in cash to acquire Barringer. Based on the number of shares of Barringer's common stock as of April 9, 2001, on a fully-diluted basis, after giving effect to the conversion of Barringer's outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock and the exercise of outstanding options and warrants, stockholders will receive, in cash and without interest: $11.05 for each share of common stock; $4.00 for each share of Class A Convertible Preferred Stock; and $3.93 for each share of Class B Convertible Preferred Stock. In the merger agreement, Smiths agreed to effect a net exercise of outstanding options and warrants so that holders of options or warrants will receive a cash payment equal to the excess, if any, of the cash merger price per share of common stock over the exercise price of the related option or warrant.

     As a result of the merger, Barringer will become a privately-held company, wholly owned by Smiths. After the merger, the separate corporate existence of Bloodhound will cease.

TIME OF CLOSING

     The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Barringer and Bloodhound will file a certificate of merger with the Secretary of State of the State of Delaware.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Barringer, Smiths and Bloodhound have made customary representations and warranties to each other about their organization, operations and financial and other matters. The representations and warranties in the merger agreement do not survive the closing of the merger and, except for breaches that occur before termination, do not survive termination of the merger agreement.

BARRINGER'S COVENANTS

     The following summarizes the most significant covenants Barringer has made in the merger agreement:

     o Interim Conduct of Barringer's Business. Until the merger becomes effective, Barringer has agreed to conduct its business in the ordinary course consistent with past practice. Barringer has also agreed to use reasonable best efforts to preserve intact its business and relationships with third parties, officers and key employees. In addition, Barringer has agreed not to do any of the following before the merger:

          o    issue capital stock;

          o amend its organizational documents, declare dividends or recapitalize its stock, or redeem or otherwise acquire any shares of its capital stock;

          o merge with any other person, or make material acquisitions or dispositions;

          o incur, assume or prepay indebtedness for borrowed money, except in the ordinary course of business;

          o assume, endorse, guarantee or otherwise become liable or responsible for the material liabilities of any person other than a Barringer subsidiary;

          o adopt new employee compensation arrangements, materially increase employee compensation or benefits or make loans to employees; and

          o make capital expenditures in excess of an average of $100,000 per month over the period between March 8, 2001, and the closing of the merger;

     Further, Barringer has agreed to:

          o only invest excess cash or cash equivalents in certain categories of investments; and

          o take all actions reasonably necessary so that the conditions to Smiths' obligations to complete the merger are satisfied on a timely basis, unless Barringer determines in good faith, following consultation with its outside counsel as to legal matters, that its fiduciary duties under applicable law requires otherwise.

     o No Solicitation. Barringer has agreed that before the merger it will not solicit, initiate, or encourage any alternative business combination proposal or engage in negotiations or discussions concerning, or provide nonpublic information to any person relating to, any such proposal. However, Barringer may provide information and enter into discussions in response to any unsolicited superior acquisition proposal that the board of directors of Barringer determines in good faith must be pursued in order for the board to fulfill its fiduciary duties to Barringer's stockholders. Barringer must provide Smiths with prompt notice of such discussions. Barringer has agreed to pay Smiths a termination fee of $3 million if Barringer terminates the merger agreement to pursue a superior acquisition proposal.

     o Employee Benefits Plans. Barringer agreed to amend its 401(k) deferred compensation plan to provide that the accounts of all of its employees thereunder be fully vested upon the effectiveness of the merger, to amend and restate that plan in the form of a nonstandardized prototype plan, to amend and terminate its supplemental retirement plan to provide that all benefits of Barringer employees thereunder shall by fully vested and paid to such employees, use its best efforts to secure any necessary consents and then terminate and distribute the assets of the rabbi trust used in connection with its supplemental retirement plan and amend each other benefit plan which is funded by a trust or insurance or which provides severance benefits to provide for cessation of participation by all Barringer employees as of the effectiveness of the merger.

     o Outstanding Loans. Barringer agreed that all outstanding loans made to Barringer's officers, directors and employees would be repaid in full on or prior to the date of closing of the merger.

     o Stock Options. Barringer agreed to provide written notice to its option holders of an amendment made to Barringer's stock option plan which allows the option to be exercised upon the effectiveness of the merger resulting in the option holder receiving the difference between the merger consideration multiplied by the number of shares covered by the options, less the aggregate exercise price of the options.

SMITHS' COVENANTS

     The following summarizes the most significant covenants Smiths has made in the merger agreement:

     o Indemnification and Insurance of Barringer's Directors, Officers and Employees. Smiths agreed to cause the surviving corporation to maintain in effect the current provisions of the certificate of incorporation and by-laws of Barringer relating to the rights of indemnification of officers and directors with respect to indemnification for acts and omissions occurring prior to the effective time of the merger. Prior to the completion of the merger Barringer will purchase policies of officers', directors', fiduciary and employer liability insurance comparable to the insurance most recently maintained by Barringer, which insurance coverage shall continue in effect for six years after the effective time of the merger.

     o Employee Benefits. Smiths has agreed that, for one year after the merger, Barringer's employees will be eligible to participate in the Smiths' compensation programs and plans and employee benefit and welfare plans in which similarly situated employees of Smiths participate, so long as the benefits to Barringer employees are no less, taken as a whole, than the benefits currently provided to Barringer's employees.

     o Noninterference. Smiths has agreed to not take any action or omit to take any action that will result in any of its representations or warranties being inaccurate or incomplete on and as of the date of the closing, excluding those representations and warranties made as of a specific date, or prevent Smiths from consummating the transactions contemplated by the merger agreement. Further, Smiths has agreed not to make any other acquisitions or loans or investments in any other company, in any case which would reasonably be expected to prevent Smiths from completing the merger.

ADDITIONAL AGREEMENTS

     The parties to the merger agreement have agreed to use all reasonable efforts to do anything necessary or advisable to close the merger and related transactions. We have also agreed to cooperate with each other regarding making the necessary filings with the Securities and Exchange Commission, obtaining regulatory and other consents, holding the special meeting of Barringer's stockholders to approve the merger agreement and making public announcements.

CONDITIONS TO CLOSING

     o Mutual Closing Conditions. Both parties' obligations to close the merger are subject to the satisfaction or waiver at or before the time the merger becomes effective of the following conditions:

          o    the approval by Barringer's stockholders of the merger;

          o the waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, and any extensions thereof, applicable to the merger shall have expired or been terminated and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the merger shall have been instituted or pending; and

          o there being no proceeding by any governmental body restraining or prohibiting the completion of the merger or limiting in any material respect the ownership, operation or control by Barringer or Smiths of any portion of the business or assets of Barringer, Smiths or any of their subsidiaries or that otherwise prevents or prohibits the merger.

               Smiths and Barringer filed pre-merger notification and report forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 28, 2001. Smiths also made a filing with the Committee on Foreign Investment in the United States with respect to the merger on March 28, 2001. As of April 9, 2001, neither Barringer nor Smiths had received notice of early termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     o Additional Closing Conditions for Smiths' Benefit. Smiths' obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

          o the material performance by Barringer of its obligations under the merger agreement;

          o Barringer's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

          o that there be no pending or threatened litigation seeking to restrain or prohibit the completion of the merger or seeking damages from Barringer or Smiths in connection therewith that Smiths reasonably determines is likely to result in money damages in excess of $1 million, net of insurance proceeds;

          o no material adverse effect shall have occurred with respect to Barringer; and

          o Barringer shall have obtained clearance under the New Jersey Industrial Site Recovery Act for the change in control of Barringer. On March 30, 2001, Barringer was notified that the merger is not subject to the provisions of ISRA. Accordingly, no review or approval by the New Jersey Department of Environmental Protection is necessary to complete the merger.

     o Additional Closing Conditions for Barringer's Benefit. Barringer's obligation to complete the merger is subject to the following additional conditions:

          o the material performance by Smiths and Bloodhound of their obligations under the merger agreement;

          o the representations and warranties of Smiths and Bloodhound being accurate as of the closing date of the merger to the extent specified in the merger agreement; and

          o Barringer shall have received evidence satisfactory to it that the disbursing agent has received irrevocable deposit of the aggregate merger consideration at the closing.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the closing in any of the following ways:

     o    by mutual written consent of Barringer and Smiths;

     o by either Barringer or Smiths if the merger is not completed by July 31, 2001, but the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement;

     o by either Barringer or Smiths if completion of the merger is prohibited by a court or governmental entity;

     o by either Barringer or Smiths if Barringer's stockholders do not approve the merger;

     o by Smiths if Barringer's board of directors withdraws or changes its approval of the merger agreement in a manner adverse to Smiths, recommends an alternative transaction or fails to recommend against an alternative tender offer or exchange offer;

     o by either Barringer or Smiths if the other breaches the merger agreement in any material respect any of its representations, warranties or covenants in the merger agreement unless and for so long as the breaches can be cured and the breaching party cures such breach within 10 days; and

     o by Barringer if our board of directors has been advised by legal counsel that failure to terminate would result in a breach of the board's fiduciary duties at a time when another party has made a proposal superior to the merger.

     Termination will not affect the rights of any party against any other party for breach to the extent that the termination of the merger agreement results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in the merger agreement. Also, the obligation to pay the fees and expenses described under "Termination Fee" below survives termination of the agreement.

TERMINATION FEE

     Barringer has agreed to pay Smiths a termination fee of $3 million, in immediately available funds, under the circumstances described below.

     o If an acquisition transaction proposal is made regarding Barringer and Smiths terminates the merger agreement because the stockholders of the company do not approve the merger at the special meeting or because Barringer has breached a covenant or agreement, and has failed to cure such breach, to the extent curable, without 10 days of receipt of notice of the breach, then Barringer will pay the termination fee to Smiths if an alternative transaction, which reaches a letter of intent, agreement in principle or definitive agreement within twelve months of termination, takes place. The fee will be paid simultaneously with the completion of an alternative transaction.

     o If Smiths terminates the merger agreement because Barringer's board of directors withdraws or changes its approval of the merger agreement in a manner adverse to Smiths, recommends an alternative transaction or fails to recommend against an alternative tender offer or exchange offer, then Barringer will pay the termination fee to Smiths no later than one business day following termination.

     o If Barringer terminates the merger agreement because the Barringer board of directors has been advised by legal counsel that failure to terminate would result in a breach of the board's fiduciary duties at a time when another party has made a proposal superior to the merger, then prior to and as a condition to termination, Barringer shall pay the termination fee to Smiths.

EXPENSES

     All expenses incurred in connection with the merger agreement will be paid by the party incurring those expenses. Barringer has agreed to pay all professional fees incurred in connection with the merger at or prior to the closing of the merger.

AMENDMENTS; WAIVERS

     Any provision of the merger agreement may be amended in writing before the merger becomes effective. However, after approval of the merger agreement by Barringer's stockholders, no amendment can be made that requires further approval by Barringer's stockholders without the further approval of those stockholders. Barringer or Smiths may waive compliance with any of the agreements of the other party contained in the merger agreement or extend the time for performance of the other party's obligations under the merger agreement.

                          FEDERAL INCOME TAX TREATMENT

     The following is a discussion of certain federal income tax consequences of the merger to holders of Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock. The discussion is based upon the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that Barringer's common stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Barringer's stockholders subject to special rules, including, without limitation, non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, insurance companies, traders in securities that elect to apply a mark-to-market method of accounting, certain U.S. expatriates, persons that hold Barringer stock as part of a straddle, hedge, conversion transaction or other integrated investment, Barringer's stockholders whose functional currency is not the United States dollar and Barringer's stockholders who acquired Barringer stock through the exercise of employee stock options or otherwise as compensation.

     The receipt of cash for Barringer stock pursuant to the merger will be a taxable transaction for federal income tax purposes to stockholders. You will recognize a gain or loss measured by the difference between your tax basis for the stock owned by you at the time of the merger and the amount of cash you receive for your shares. Your gain or loss will be a capital gain or loss if your Barringer stock is a capital asset in your hands. If your Barringer stock is held as a capital asset, your gain or loss will be long-term capital gain or loss if you have held your stock for more than one year; otherwise, it will be short-term gain or loss.

     Under federal law, the paying agent, American Stock Transfer and Trust Company, must withhold 31% of the cash payments to holders of Barringer stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by any amount so withheld. To avoid backup withholding, you must provide the disbursing agent with your taxpayer identification number and complete a form in which you certify that you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

     Neither Barringer nor Smiths has requested or will request a ruling from the IRS as to any of the tax consequences to Barringer's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Barringer's stockholders with respect to any of the tax consequences of the merger to stockholders.

     THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO STATE, LOCAL AND/OR FOREIGN TAXES.

                     YOU HAVE APPRAISAL RIGHTS IN THE MERGER

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Barringer stock as determined by the Court of Chancery of the State of Delaware, together with a fair rate of interest, if any, as determined by that court. Barringer's stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Barringer will require strict compliance with these statutory procedures. The full text of Section 262 is attached as Appendix C to this proxy statement.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect a stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements. You should carefully read Section 262 of the Delaware General Corporation Law in Appendix C to this proxy statement.

HOW TO EXERCISE APPRAISAL RIGHTS

     Section 262 requires that stockholders be notified at least 20 days before the date of the special meeting at which stockholders will vote on the merger agreement that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Barringer's notice to its stockholders under Section 262 of the availability of dissenters' rights. If you wish to consider exercising your dissenters' rights, you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     o You must deliver a written demand for appraisal of your shares to Barringer before the vote on the merger agreement. This written demand for appraisal must be in addition to and separate from any proxy abstaining from or voting against the merger agreement. Voting against or failing to vote for the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

     o You must not vote for the merger agreement. An abstention or failure to vote will satisfy this requirement, but a vote for the approval and adoption of the merger agreement, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     o You must continually hold your shares from the date of making demand through the effective time of the merger; if you are the record holder of Barringer shares on the date the written demand for appraisal is made but, thereafter, you transfer those shares before the effective time of the merger, you will lose any right to appraisal in respect of those shares.

     If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Barringer stock as provided for in the merger agreement but you will have no dissenters' rights with respect to your Barringer stock.

     To be effective, a demand for appraisal by a holder of Barringer stock must:

     o be made by, or in the name of, the registered stockholder, exactly as the stockholder's name appears on his or her stock certificate(s);

     o reasonably inform Barringer of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares; and

     o be executed by, or on behalf of, the record holder of the shares of Barringer's common stock.

     All demands for appraisal should be addressed to the corporate secretary, Barringer Technologies Inc., 30 Technology Drive, Warren, New Jersey 07059, and be delivered before the vote on the merger agreement is taken at the special meeting.

     Demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of the shares.

     IF YOUR SHARES OF BARRINGER STOCK ARE HELD IN A BROKERAGE ACCOUNT OR IN OTHER NOMINEE FORM AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR MAKING A DEMAND FOR APPRAISAL BY THE NOMINEE.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

PROCEDURE FOR APPRAISAL PROCEEDING

     Within 10 days after the effective date of the merger, Barringer must give written notice to each stockholder who has properly filed a written demand for appraisal and who did not vote for the merger agreement that the merger has become effective. Within 120 days after the effective date, either Barringer or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Barringer does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file the required petition within 120 days after the effective date of the merger could nullify the stockholder's previously written demand for appraisal. Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Barringer a statement setting forth the aggregate number of shares of Barringer stock not voted in favor of the merger agreement and with respect to which demands for appraisal were received by Barringer and the number of holders of those shares. This statement must be mailed within 10 days after the written request for appraisal rights has been received by Barringer or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Barringer, Barringer will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court has authority to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Barringer stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the merger agreement. When the value is determined, the Chancery Court will direct the payment of this value, plus interest accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing their shares.

     At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Barringer stock. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation.

     Costs of the appraisal proceeding may be imposed upon Barringer and the stockholders participating in the appraisal proceeding by the Chancery Court as it deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to their demand for any purpose or to receive payments of dividends or any other distribution with respect to the shares, other than with respect to payment as of a record date prior to the effective date. However, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease and the stockholder will be entitled to receive the cash payment for shares of his or her Barringer stock pursuant to the merger agreement.

     In view of the complexity of Section 262, stockholders who are considering dissenting from the merger agreement and pursuing appraisal rights should consult their legal advisors.

                    MARKET PRICE OF BARRINGER'S COMMON STOCK

                            AND DIVIDEND INFORMATION

     Barringer's common stock is traded on the Nasdaq National Market under the symbol "BARR". The following table shows, for the periods indicated, the high and low sales prices per share of Barringer common stock as reported on the Nasdaq National Market.

                                                    HIGH          LOW
                                                    ----          ---

        1999
          First Quarter                           10 9/16        5 13/16
          Second Quarter                           7 1/2         5 1/4
          Third Quarter                            6 1/2         5
          Fourth Quarter                           7 1/8         4 7/8

        2000
          First Quarter                            7 31/32       4 13/32
          Second Quarter                           7 7/16        5 1/2
          Third Quarter                            9 7/8         5 13/22
          Fourth Quarter                          10 11/16       7 1/16

        2001
          First Quarter                           10 7/8         7 29/32
          Second Quarter (through April 6, 2001)  10 7/8        10 13/16

     On March 8, 2001, the last trading day before the announcement of the execution of the merger agreement, the closing sales price of Barringer's common stock was $10.00 per share. On April 6, 2001, the last trading day before the date this proxy statement was printed, the closing sales price was $10.83. You should obtain current market price quotations for Barringer's common stock in connection with voting your shares at the special meeting.

     On the record date for the special meeting, there were approximately 530 holders of record of Barringer's common stock, two holders of record of Class A Convertible Preferred Stock and one holder of record of Class B Convertible Preferred Stock. During the periods covered by the above table, Barringer has not paid any dividends on its capital stock. The merger agreement limits Barringer's ability to pay dividends on its capital stock.

                                 STOCK OWNERSHIP

     The following table sets forth, as of April 9, 2001, the number of shares of Barringer's common stock and Class B Convertible Preferred Stock beneficially owned by each director and executive officer, by the directors and executive officers of Barringer as a group and by each holder known to us of at least 5% of our outstanding common stock or outstanding Class B Convertible Preferred Stock. As of April 9, 2001, none of the officers or directors of Barringer owned shares of Class A Convertible Preferred Stock. To Barringer's knowledge, there are no 5% holders of the Class A Convertible Preferred Stock. Unless otherwise indicated in the footnotes, each of the stockholders has sole voting and investment power over the shares beneficially owned. The table includes all stock options held by directors or executive officers because all options will become exercisable immediately before the merger, regardless of their original vesting schedule.

                                 BENEFICIAL OWNERSHIP OF
                                   CLASS B CONVERTIBLE              BENEFICIAL OWNERSHIP OF
                                     PREFERRED STOCK                   COMMON STOCK(1)
                               ----------------------------    --------------------------------
NAME                           NO. SHARES  PERCENT OF CLASS    NO. SHARES     PERCENT OF CLASS
----                           ----------  ----------------    ----------     ----------------
Stanley Binder(2)(3)                --             --            452,636           5.71
John H. Davies(2)(4)                --             --            234,732           2.96
John J. Harte(2)(5)                 --             --             97,100           1.22
Richard D. Condon(2)(6)             --             --             69,500            *
John D. Abernathy(2)(7)             --             --             75,954            *
James C. McGrath(2)(8)              --             --             68,250            *
Lorraine M. Lavet(2)(9)             --             --             31,000            *
Kenneth S. Wood(2)(10)              --             --            238,136           3.00
Richard S. Rosenfeld(2)(11)         --             --            191,336           2.41
All directors and executive         --             --          1,458,644          18.39
 officers as a group (9 persons)
Austin W. Marxe(12)                 --             --          1,178,182          14.85
William D. Witter(13)               --             --            939,900           6.78
Benson Associates, LLC(14)          --             --            538,100          11.85
Dimensional Fund Advisors(15)       --             --            515,700           6.50
Max Gerber                         12,500          100             4,447(16)         *

*    Less than 1%

(1) Assumes the exercise of all outstanding warrants for Barringer's common stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into common stock and the exercise of all options for each person or entity.

(2) The business address for each of the executive officers and directors of Barringer is 30 Technology Drive, Warren, New Jersey 07059.

(3) Includes 237,500 shares of common stock issuable upon the exercise of all options owned by Mr. Binder. Excludes shares of common stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial ownership of such shares.

(4) Includes 74,000 shares of common stock issuable upon the exercise of all options owned by Mr. Davies.

(5) Includes 42,000 shares of common stock issuable upon the exercise of all options owned by Mr. Harte.

(6) Includes 42,000 shares of common stock issuable upon the exercise of all options owned by Mr. Condon.

(7) Includes 42,000 shares of common stock issuable upon the exercise of all options owned by Mr. Abernathy.

(8) Includes 42,000 shares of common stock issuable upon the exercise of all options owned by Mr. McGrath.

(9) Includes 21,000 shares of common stock issuable upon the exercise of all options owned by Ms. Lavet.

(10) Includes 151,500 shares of common stock issuable upon the exercise of all options owned by Mr. Wood.

(11) Includes 107,300 shares of common stock issuable upon the exercise of all options owned by Mr. Rosenfeld. Also includes 3,636 shares of common stock owned by Mr. Rosenfeld's child.

(12) Includes (i) 812,207 shares of common stock owned by SSF III, (ii) 283,375 shares of common stock owned by Special Situations Cayman Fund, L.P. ("Cayman Fund"), and (iii) 82,600 shares of common stock owned by Special Situations Technology Fund, L.P. ("SSTF"). AWM Investments Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of common stock held by SSF III, the Cayman Fund and SSTF. Mr. Binder is an independent general partner of SSF
     III. Mr. Binder disclaims beneficial ownership of all shares held by SSF
     III. The business address of Austin W. Marxe is 153 East 53rd Street, New York, New York 10022.

(13) The business address of William D. Witter is 153 East 53rd Street, New York, New York 10022.

(14) The business address of Benson Associates, LLC, is 111 Southwest Fifth Avenue, Portland, Oregon 97204.

(15) The business address of Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, California 90401.

(16) Includes 4,447 shares of Barringer's common stock issuable upon conversion of shares of Class B Convertible Preferred Stock. The business address of Max Gerber is 26 Broadway, New York, New York 10004-1776.


                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     The deadline for submission of stockholder proposals under Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in Barringer's proxy statement for its 2001 annual meeting of stockholders was January 18, 2001. No such submissions were received. Barringer does not anticipate holding an annual meeting of stockholders if the stockholders approve and adopt the merger agreement at the special meeting.

                            EXPENSES OF SOLICITATION

     Barringer will pay all expenses relating to the solicitation of proxies. In addition to solicitation by mail, Barringer's directors, officers and employees may solicit proxies in person or by telephone, telegram or other means. We will not pay these persons any additional compensation for solicitation of proxies, but we may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Barringer has retained Morrow & Co., Inc., at an estimated cost of $6,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Barringer will also make arrangements with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Barringer will reimburse such entities for reasonable expenses incurred in connection with this activity.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY CHANGE YOUR VOTE AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                       By Order of the Board of Directors

                                       /s/ RICHARD S. ROSENFELD
                                       ----------------------------------
                                       Richard S. Rosenfeld,
                                       Secretary
                                       Warren, New Jersey

April 9, 2001

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2001, is by and among Smiths Industries Aerospace & Defense Systems Inc., a Delaware corporation ("Purchaser"), Bloodhound Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub"), and Barringer Technologies Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective companies and their stockholders to effect the merger of Merger Sub with and into the Company pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, Purchaser, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     "Acquisition Transaction Proposal" has the meaning ascribed to such term in
Section 9.3.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

     "Agent" has the meaning ascribed to such term in Section 2.7.

     "Agreement" means this Agreement and Plan of Merger.

     "Alternate Transaction" has the meaning ascribed to such term in Section
9.3.

     "Benefit Plan" has the meaning ascribed to such term in Section 4.10.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

     "Certificate" means an outstanding certificate or an uncertificated share which immediately prior to the Effective Time represented Shares.

     "Certificate of Merger" has the meaning ascribed to such term in Section
2.3.

     "CFIUS" means the Committee on Foreign Investment in the United States under the Exon-Florio Provision.

     "Claim" has the meaning ascribed to such term in Section 7.5.

     "Class A Shares" means the shares of Class A Convertible Preferred Stock, $2.00 par value per share, of the Company.

     "Class B Shares" means the shares of Class B Convertible Preferred Stock, $2.00 par value per share, of the Company.

     "Closing" has the meaning ascribed to such term in Section 2.11.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares" means the shares of Common Stock, $0.01 par value per share, of the Company.

     "Company" has the meaning ascribed to such term in the heading of this Agreement.

     "Company Balance Sheet" has the meaning ascribed to such term in Section
4.5.

     "Company Employees" has the meaning ascribed to such term in Section 7.8.

     "Company Stock Option" has the meaning ascribed to such term in Section
2.6.

     "Confidentiality Agreement" means the Confidentiality Agreement, dated as of September 25, 2000, entered into between Purchaser and William Blair & Company L.L.C., as agent for the Company.

     "Contracts" has the meaning ascribed to such term in Section 4.16.

     "Credit Agreement" means the Revolving Credit Loan Agreement, dated as of March 13, 1998, by and among the Company, certain of its Subsidiaries and Fleet Bank, N.A., as amended.

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Letter" has the meaning ascribed to such term in Section 3.2.

     "Dissenting Shares" has the meaning ascribed to such term in Section 2.6.

     "Effective Time" has the meaning ascribed to such term in Section 2.3.

     "Environment" shall mean and refer to all conditions of soil (surface and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundment, estuaries, or other surface water, ground water, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, sludges, air, waste, and all materials applied to or associated with any physical improvement or structure, whose use, removal, or disposal is subject to any Environmental Law, including without limitation, any Regulated Substances.

     "Environmental Authority" shall mean any Governmental Authority having jurisdiction over Environmental Matters, including without limitation, the New Jersey Department of Environmental Protection (NJDEP), the United States Environmental Protection Agency (EPA), Environment Canada, and any successor agency.

     "Environmental Claim" shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Authority, private person and citizens group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Regulated Substances at any location, including, but not limited to, any off-site location to which any Regulated Substances or materials containing any Regulated Substances were sent for handling, storage, treatment, or disposal.

     "Environmental Laws" means any and all applicable common law, statutes, regulations, bylaws, rules, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements and regulations, of the United States of America (including all federal and state laws), the State of New Jersey, the County of Somerset, the Township of Warren, Canada, the Province of Ontario and all other Environmental Authorities, dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq., (CERCLA), the Hazardous Material

Transportation Act, 49 U.S.C.ss.1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.6901 et seq. (RCRA), the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C.ss.11001 et seq., ISRA; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (Spill Act); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county, local, Canadian, provincial and other foreign laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or will be prior to the Effective Time in effect.

     "Environmental Matters" means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the Environment, human health, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Authority whatsoever.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exon-Florio Provision" means the Exon-Florio amendment to the Omnibus Trade and Competitiveness Act of 1988 as amended by the Defense Authorization Act for Fiscal Year 1993, as amended.

     "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

     "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "Indemnitees" has the meaning ascribed to such term in Section 7.5.

     "ISRA" has the meaning ascribed to such term in Section 8.3.

     "ISRA Clearance" has the meaning ascribed to such term in Section 8.3.

     "Loan Obligor" has the meaning ascribed to such term in Section 7.12.

     "Loan Reduction Amounts" has the meaning ascribed to such term in Section 7.12.

     "Loans" has the meaning ascribed to such term in Section 7.12.

     "Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and shall exclude changes (a) that generally affect the industries and markets in which the Company and its Subsidiaries operate, or resulting from general political, economic or market conditions (including changes in interest rates), changes in accounting principles or changes in laws, regulations or regulatory policies of general applicability (or interpretations thereof); and
(b) resulting from or arising out of adverse changes in relationships with customers, suppliers and employees resulting from the proposed acquisition of the Company by the Purchaser and any of the transactions contemplated hereby.

     "Merger" has the meaning ascribed to such term in Section 2.1.

     "Merger Consideration" means $87,641,003.26 in cash.

     "Merger Sub" has the meaning ascribed to such term in the heading of this Agreement.

     "NJDEP" has the meaning ascribed to such term in Section 8.3.

     "Payment Fund" has the meaning ascribed to such term in Section 2.7.

     "Pension Plan" has the meaning ascribed to such term in Section 4.10.

     "Permitted Investments" has the meaning ascribed to such term in Section
2.7.

     "Per Share Class A Merger Consideration" has the meaning ascribed to such term in Section 2.6.

     "Per Share Class B Merger Consideration" has the meaning ascribed to such term in Section 2.6.

     "Per Share Common Merger Consideration" means the amount determined by dividing (A) the Merger Consideration by (B) the sum of (i) the total number of the Common Shares issued and outstanding as of the Effective Time, (ii) the total number of Common Shares which would be issuable upon conversion of the Class A Shares, (iii) the total number of Common Shares which would be issuable upon conversion of the Class B Shares, (iv) the total number of

Common Shares that are issuable upon exercise of the Company Stock Options, and
(v) the total number of Common Shares that are issuable upon exercise of the Warrants.

     "Per Share Merger Consideration" means, as applicable, the Per Share Common Merger Consideration, the Per Share Class A Merger Consideration or the Per Share Class B Merger Consideration.

     "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Proxy Statement" has the meaning ascribed to such term in Section 4.24.

     "Proprietary Rights" has the meaning ascribed to such term in Section 4.12.

     "Purchaser" has the meaning ascribed to such term in the heading of this Agreement.

     "Purchaser Benefit Plans" has the meaning ascribed to such term in Section 7.8.

     "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, lead paint, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

     "Rights Agreement" means the Stockholder Protection Rights Agreement, dated as of August 26, 1998, between the Company and American Stock Transfer and Trust Company, as rights agent.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning ascribed to such term in Section 4.6.

     "Shares" means the Common Shares, the Class A Shares and the Class B
Shares.

     "Stock Option Plan" means the Company's Amended and Restated 1997 Stock Compensation Program.

     "Stockholders Meeting" has the meaning ascribed to such term in Section
4.24.

     "Subsidiary" has the meaning ascribed to such term in Rule 1-02 of SEC Regulation S-X and refers only to a Subsidiary of the Company.

     "Superior Proposal" has the meaning ascribed to such term in Section 7.3.

     "Surviving Corporation" has the meaning ascribed to such term in Section
2.1.

     "Tail Policy" has the meaning ascribed to such term in Section 7.5(b).

     "Taxes" shall include any of the following imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, employer health, payroll, employment, health, social services, education and social security (or similar), unemployment, disability, real property, personal property, capital, sales, use, transfer, land transfer, registration, goods and services, harmonized sales or value added tax, any alternative or add-on minimum tax, any surtax, any estimated tax, and any levy, impost, duty, assessment or charge or withholding, all customs duties and import and export taxes, all license and other fees, premiums and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions, and any other taxes, in each case including any interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, information return, election, notice, filing or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Authority.

     "Third Party" has the meaning ascribed to such term in Section 4.24.

     "Warrants" means outstanding warrants to purchase Common Shares.

     1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the word "and" includes the word "or"; and (vi) the word "or" is disjunctive but not necessarily exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Statements made to the knowledge of the Company, and statements made regarding the awareness of the Company, shall refer to the actual knowledge and actual awareness of the individuals identified in Section 1.2 of the Disclosure Letter or those individuals who are successors to the positions listed thereon.

                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub (except as may be continued by operation of law) shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     2.2 Effect of the Merger. The Merger shall have the effects specified in the DGCL.

     2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the "Certificate of Merger"). The time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as specified in the Certificate of Merger as the Merger is to be effective) is referred to herein as the "Effective Time."

     2.4 Certificate of Incorporation; By Laws. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, and thereafter shall continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under the DGCL.

     2.5 Directors and Officers of Surviving Corporation.

     (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holder of any Shares:

     (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.6(e) hereof), shall be canceled and extinguished and be converted into and represent the right to receive from Purchaser an amount equal to the Per Share Common Merger Consideration in cash, without interest.

     (b) Each Class A Share issued and outstanding immediately prior to the Effective Time (other than Class A Shares to be canceled pursuant to Section 2.6(e) hereof) shall be canceled and extinguished and converted into and represent the right to receive from Purchaser an amount (the "Per Share Class A Merger Consideration") equal to (i) the Per Share Common Merger Consideration in cash, without interest, multiplied by (ii) the number of, or fraction of one, Common Share(s) into which a Class A Share would be convertible at the Effective Time.

     (c) Each Class B Share issued and outstanding immediately prior to the Effective Time (other than Class B Shares to be canceled pursuant to Section 2.6(e) hereof) shall be canceled and extinguished and be converted into and represent the right to receive from Purchaser an amount (the "Per Share Class B Merger Consideration") equal to (i) the Per Share Common Merger Consideration in cash, without interest, multiplied by (ii) the number of, or fraction of one, Common Share(s) into which a Class B Share would be convertible at the Effective Time.

     (d) All Shares, by virtue of the Merger and without any action on the part of the holders of the Merger, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the applicable Per Share Merger Consideration for each such Share upon the surrender of such Certificate in accordance with Section 2.8.

     (e) Each Share issued and outstanding immediately prior to the Effective Time that is (i) held in the treasury of the Company or (ii) owned by Purchaser or any direct or indirect subsidiary of Purchaser (including Merger Sub) shall be canceled and retired and no payment shall be made with respect thereto.

     (f) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

     (g) Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised such holder's appraisal rights (the "Dissenting Shares") under the DGCL, shall not be converted into the right to receive the applicable Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder's Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the applicable Per Share Merger

Consideration. The Company shall give Merger Sub and Purchaser (i) prompt notice of any notices or demands for appraisal or payment for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without prior written consent of Merger Sub and Purchaser, make any payments with respect to, or settle, offer to settle or otherwise negotiate, with respect to any such demands. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

     (h) Immediately prior to the Effective Time, each outstanding option to purchase Common Shares (each, a "Company Stock Option"), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (i) each Company Stock Option which is then outstanding shall be canceled and (ii) in consideration of such cancellation, and except to the extent that Purchaser and the holder of any such Company Stock Option shall otherwise agree, at the Effective Time, the Purchaser shall pay to such holders of Company Stock Options an amount in respect thereof equal to the product of
(x) the excess of the Per Share Common Consideration over the exercise price thereof, if any, and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). No payment shall be made with respect to any Company Stock Option having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Per Share Common Merger Consideration.

     (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Warrants, each Warrant that is unexpired and unexercised immediately prior thereto shall thereafter constitute, upon conversion by the holder thereof, the right to receive from Purchaser an amount in respect thereof, pursuant to the terms and conditions thereof, equal to the product of (x) the Per Share Common Merger Consideration less the per share conversion price of the Warrant and (y) the number of Common Shares subject thereto. No payment shall be made with respect to any Warrant having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Per Share Merger Consideration. Prior to the Effective Time, the Company and Purchaser shall take all such actions as may be necessary (including the giving of notice to the holders of the Warrants) to make the adjustments contemplated by this subsection (i) of this Section 2.6.

     2.7 Payment Fund. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Agent"). All fees and expenses of the Agent shall be borne by the Surviving Corporation. Immediately prior to the Effective Time, Purchaser shall deposit or shall cause to be deposited with the Agent in a separate fund established for the benefit of the holders of Shares, an amount equal to those amounts to be paid in accordance with this Article II (other than payments to the Company, any subsidiary of the Company, Purchaser, Merger Sub or any other subsidiary of Purchaser) less any Loan Reduction Amounts (the "Payment Fund"), in immediately available funds. The Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     The Agent shall invest portions of the Payment Fund as Purchaser directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Article II. Purchaser shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings of Permitted Investments shall be paid to Purchaser. If, for any reason (including losses incurred as a result of Permitted Investments), the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this
Article II, Purchaser shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     2.8 Payment of Cash for Shares. The Purchaser agrees that promptly after the Effective Time it shall distribute to each holder of a Certificate a form of letter of transmittal and instructions (in the form and substance of a letter of transmittal and instructions to be approved by the Company prior to the Effective Time, such approval not to be unreasonably withheld) for use in effecting the surrender of the Certificates. Each such holder shall be entitled upon surrender of one or more Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to receive in exchange therefor a check representing the amount to which such holder is entitled in respect of the canceled Shares represented by such Certificates after giving effect to any required tax withholding. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such amount. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer, with the registered owner's signature guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Agent that such tax either has been paid or is not payable. Promptly following the date which is one year after the Effective Time, the Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by Purchaser or in the treasury of the Company) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the applicable Per Share Merger Consideration relating thereto, without any interest thereon. None of the Company, Purchaser, the Surviving Corporation or the Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares represented thereby except as otherwise provided herein or by law.

     2.9 Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, the Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser, the Surviving Corporation, or the Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     2.10 Taking of Necessary Action; Further Action. Each of Purchaser, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible, unless, in the case of action to be taken by the Company, the Company's Board of Directors determines, in good faith and following consultation with its outside counsel as to legal matters, that its fiduciary duties require that it not take such action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full rights, title and possession to all assets, properties, rights, privileges, immunities and franchises of either the Company or Merger Sub, the officers and directors of each such corporation are fully authorized in the name of such corporation or otherwise to take, and shall take, all such lawful and necessary action.

     2.11 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other place and time as the parties may mutually agree.

     2.12 Transfer of Shares After Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Company of Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                   ARTICLE III
               STANDARDS FOR REPRESENTATIONS AND WARRANTIES OF THE
                               COMPANY; DISCLOSURE

     3.1 Standards. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, THE COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE OR OTHERWISE.

     3.2 Disclosure Letter.

     (a) On or prior to the date hereof, the Company has delivered to Purchaser a disclosure letter (the "Disclosure Letter"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Article IV, as applicable; provided, that the mere inclusion of an item in the Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item has resulted or would result in a Material Adverse Effect.

     (b) At any time prior to the tenth (10th) day before the Closing Date, the Company shall have the right by notice to Purchaser in the manner provided in
Section 10.2 to update or supplement the Disclosure Letter without the consent or approval of Purchaser; provided, however, that if the disclosure in the updated Disclosure Letter represents a change from the matters previously disclosed therein and such change results in the representation or warranty (A) if qualified by materiality, not to be true and correct or (B) if not qualified by materiality, not to be true and correct in all material respects, Purchaser shall have the right to terminate this Agreement by delivering, within ten (10) days after receipt of such updated or supplemented Disclosure Letter, written notice of its election to terminate.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser and Merger Sub as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority (corporate and other) to own its properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority (corporate and other) to own its properties and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares. Section 4.2 of the Disclosure Letter sets forth a true and complete list of the ownership interests of the Company in the Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Common Shares, 1,000,000 shares of Convertible Preferred Stock, $1.25 par value per share, and 4,000,000 shares of Convertible Preferred Stock, $2.00 par value per share, of which 270,000 shares have been designated as Class A Shares and 730,000 shares have been designated as Class B Shares. As of the date hereof, (i) 7,872,006 Common Shares were outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) no shares of Convertible Preferred Stock were outstanding, (iii) 29,168 Class A Shares were outstanding, all of which were validly issued, fully paid and nonassessable, (iv) 12,500 Class B Shares were outstanding, all of which were validly issued, fully paid and nonassessable, (v) 973,842 Common Shares were held in the treasury of the Company, (vi) 893,150 Common Shares were reserved for issuance pursuant to Company Stock Options, and (vii) 125,000 Common Shares were reserved for issuance upon the conversion of the Warrants.
Section 4.3 of the Disclosure Letter sets forth a true and complete listing of all outstanding Company Stock Options, the number of Company Stock Options held by each Person and the exercise prices of such Company Stock Options. Pursuant to the Rights Agreement, the Company has issued to the holders of its Common Stock rights to purchase shares of capital stock of the Company. Except as set forth above and except as set forth in Section 4.3 of the Disclosure Letter, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or of any Subsidiary. Except as set forth in
Section 4.3 of the Disclosure Letter or as contemplated by this Agreement, there are no outstanding contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any Subsidiary.

     4.4 Authority Relative to this Agreement. The Company has the power and authority (corporate and other) to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for the approval of the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. Except as set forth in
Section 4.4 of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company's or its Subsidiaries respective Certificate or Articles of Incorporation, Memorandum of Association, Code of Regulations or By-Laws (true, correct and complete copies of the Company's Certificate of Incorporation and By-Laws, each as amended through the date hereof, are annexed to Section 4.4A of the Disclosure Letter); (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (other than purchase orders for components used in the manufacture of the Company's products in the ordinary course of business), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound or affected, except where any such breach, violation, right of termination, amendment, acceleration, cancellation, lien or encumbrance results in damages of less than $150,000 under any individual contract or $500,000 in the aggregate for all contracts; or (iii) violate any law, regulation, order, judgment or decree, applicable to the Company or any Subsidiary or by which any of their respective properties is bound or affected, or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement, except where such violation, right of termination, acceleration or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 4.4 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and consummation of the Merger by the Company will not require the consent or approval of or registration or filing with any Governmental Authority or other Person, other than (i) approval of the Company's stockholders, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" laws, the HSR Act and the Investment Canada Act, (iii) Purchaser's filing with the CFIUS pursuant to the Exon-Florio Provision all requisite documents and notifications (if any) in connection with this Agreement and the transactions contemplated hereby, (iii) filing and recordation of the Certificate of Merger, (iv) ISRA Clearance (as defined in Section 8.3(f)), and
(v) where failure to obtain such consents or approvals or to make such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay the Company from performing its obligations under this Agreement.

     4.5 Financial Statements. The audited consolidated balance sheet of the Company as of December 31, 2000 (the "Company Balance Sheet") together with the consolidated income statements and statements of cash flows for the 12-month period then ended have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods then ended.

     4.6 SEC Filings. The Company has filed and made available to Purchaser or its legal counsel all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1998 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents previously provided to Purchaser comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     4.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement), and since such date there has not been any Material Adverse Effect or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect.

     4.8 Absence of Undisclosed Liabilities. Except as disclosed in Section 4.8 of the Disclosure Letter or in the SEC Documents, or which arise out of or relate to the transactions expressly contemplated by this Agreement, the Company and its Subsidiaries do not have any liabilities in excess of $250,000 in the aggregate, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), whether due or to become due, other than normal or recurring liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practices.

     4.9 Litigation and Liabilities. Section 4.9 of the Disclosure Letter sets forth a listing of all actions, suits or proceedings pending against the Company or any of the Subsidiaries. Except as disclosed in Section 4.9 of the Disclosure Letter or SEC Documents, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any judgment decree, injunction, rule or order of any governmental authority or arbitrator outstanding against the Company or any of its Subsidiaries that are reasonably likely, in the aggregate, to have a Material Adverse Effect or that would be required to be disclosed in an Annual Report on Form 10-K of the Company.

     4.10 Employee Benefits.

     (a) True and complete copies of all documents comprising Benefit Plans together with any trust agreements or documents comprising summary plan descriptions or other participant summaries relating to such Benefit Plans, and all annual reports required to be filed on Form 5500 series during the three years preceding the Effective Time for such Benefit Plans, have been provided to Purchaser. For purposes of this Agreement, the term "Benefit Plan" includes any plan, contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries makes contributions or which covers any employee of the Company or any Subsidiary in his or her capacity as an employee or to which the Company or any Subsidiary has any obligation with respect to any current or former employee, and which is (i) an "Employee Benefit Plan" within the meaning of Section 3(3) of ERISA, (ii) a severance contract with (an) employee(s) or any severance plan applicable to employees, or (iii) a stock option plan or any plan of deferred compensation including, without limitation in the case of (i), (ii) or (iii) any such plan, benefit or obligation arising under an employment agreement.

     (b) All Benefit Plans are valid and binding and in full force and effect and there are no material defaults or defects thereunder. Each Benefit Plan complies currently, and has complied in the past, in all respects in form and operation, with its own provisions and all applicable provisions of ERISA, the Code, and other applicable law, except for failures to comply which would not have a Material Adverse Effect. Except as set forth in Section 4.10 the Disclosure Letter, the Company does not sponsor any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") which is intended to be qualified under Section 401(a) of the Code or any retiree health and life benefits under any Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and
(ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between the Company and any individual). Any such employee pension benefit plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to qualify in all respects with the requirements for which the remedial amendment period has not expired as of the Effective Time or is a prototype plan for which the sponsor of such plan has received an opinion letter from the IRS as to such plan's tax-qualified status with respect to all requirements for which the remedial amendment period has not expired as of the Effective Time. Neither the Company nor any of the Subsidiaries has engaged in a transaction with respect to any Benefit Plan that is reasonably likely to subject the Company or any of the Subsidiaries to a tax or penalty imposed by either Section 4975, 4980B or 4980D of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA or has failed to engage in any transaction necessary to avoid any such tax or penalty.

     (c) No Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by the Company or any Subsidiary nor has the Company or any Subsidiary had an obligation to contribute to any such Benefit Plan during the six year period immediately preceding the date of this Agreement.

     (d) All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate in all material respects.

     4.11 Taxes.

     (a) The Company and each of its Subsidiaries: (i) have duly filed all Tax Returns required to be filed by them on or before the date hereof (taking into account any lawful extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) have duly paid all Taxes shown to be due on such Tax Returns and have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid; and (iii) have not requested or obtained any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed.

     (b) Except as set forth in Section 4.11 of the Disclosure Letter or the SEC
Documents: (i) neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit; (ii) no assessments or additional Taxes have been proposed or threatened against the Company or any of its Subsidiaries and
(iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Taxing Authority has advised the Company, formally or informally, of such Taxing Authority's intention to assess any additional Taxes against the Company for any period for which the Company has filed Tax Returns.

     (c) There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its Subsidiaries, other than liens for Taxes not yet due.

     (d) Neither the Company nor any of its Subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation. The Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G as a result of the transactions contemplated by this Agreement. The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement. The Company is not required to make any adjustments to income under Section 481 of the Code for any period ending after the Closing Date or to otherwise include in Taxable income any amount that is attributable to a transaction occurring in a period ending on or prior to the Closing Date.

     (e) Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person other than any of the Company and its Subsidiaries under Treas. Reg.ss.1.1502-6 or any comparable provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

     (f) The Company and each of its Subsidiaries have in all material respects withheld and duly paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (g) Except as set forth in Section 4.11 of the Disclosure Letter, neither the Company nor any Subsidiary is treated for federal income tax purposes as a partner of any partnership.

     4.12 Proprietary Rights.

     (a) The Company and its Subsidiaries own and possess all right, title and interest in the patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyrights applications, trade names, corporate names, technology, inventions, computer software, data and documentation (including electronic media), product drawings, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights used in the business of the Company and its Subsidiaries as presently conducted, and permits, licenses or other agreements to or from third parties regarding the foregoing (the "Proprietary Rights"). Section 4.12 of the Disclosure Letter sets forth a listing of all patent registrations, trademark and service mark registrations, copyright registrations and applications therefor and all permits, licenses and other agreements, included in the Proprietary Rights.

     (b) Except as disclosed in Section 4.12 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Proprietary Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of the Company or any Subsidiary, except where such breach, individually or in the aggregate, would not have a Material Adverse Effect

     (c) Except as disclosed in Section 4.12 of the Disclosure Letter, (i) all patents, registered trademarks, service marks and copyrights which are held by the Company or any Subsidiary, and which are material to the business of the Company and the Subsidiaries, taken as a whole, are to the best knowledge of the Company valid and subsisting; (ii) the Company is not subject to any pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (iii) to the best knowledge of the Company the manufacturing, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party known to the Company; and (iv) to the knowledge of the Company, no third party is infringing upon any patent, trademark, service mark, copyright, trade secret or other proprietary right of the Company.

     4.13 Licenses and Permits; Governmental Notices.

     (a) The Company and the Subsidiaries hold all licenses and permits necessary to conduct their respective businesses and to own and operate their respective assets and such licenses and permits are valid and in full force and effect, except where the failure to obtain or maintain such licenses or permits would not, individually or in the aggregate, have a Material Adverse Effect. No defaults or violations exist or have been recorded in respect of any license or permit of the Company and the Subsidiaries other than defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed in Section 4.13 of the Disclosure Letter, no proceeding is pending or, to the knowledge of the Company, threatened looking toward the revocation, limitation or non-renewal of any such license or permit, except for pending or threatened proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Since September 30, 2000, except as set forth in the SEC Documents and
Section 4.13 of the Disclosure Letter, the Company has not received any written notice regarding, and has not been made a party to, any proceeding which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect brought by any Governmental Authority alleging that (i) the Company is, or may be in, violation of any law, governmental regulation or order, (ii) the Company must change any of its business practices to remain in compliance with any law, governmental regulation or order, (iii) the Company has failed to obtain any license or permit required for the conduct of its business, or (iv) the Company is in default under or violation of any license or permit.

     4.14 Compliance with Laws. Except as set forth in Section 4.14 of the Disclosure Letter, the Company and the Subsidiaries have complied in a timely manner with all laws and governmental regulations and orders relating to any of the property owned, leased or used by them, or applicable to their business (excluding Environmental Laws, ERISA and other employee and employee benefit laws, and tax laws) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.15 Insurance. Section 4.15 of the Disclosure Letter sets forth a listing of all insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and all premiums (excluding retroactive adjustments) due and payable in respect of such policies have been paid.

     4.16 Contracts.

     (a) Section 4.16 of the Disclosure Letter sets forth a list of all written agreements of the Company or its Subsidiaries (other than contracts or leases for the sale in the ordinary course of business of the Company's services or products) that are currently in effect and that are (i) leases for real property with annual base rental costs of at least $150,000 per year; (ii) personal property leases, sales contracts and other agreements with respect to any personal property of the Company or its Subsidiaries which provide for the receipt or expenditure by the Company or its Subsidiaries, after the date of this Agreement, of more than $250,000; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $250,000 for one project or set of related projects; (iv) guarantees of obligations of Persons that are not Affiliates of the Company or its Subsidiaries; (v) agreements (including non-competition agreements) which restrict the kinds of businesses in which the Company or its Subsidiaries may engage or the geographical area in which any of them may conduct their business; (vi) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company involving an amount in excess of $100,000; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any Proprietary Rights; (viii) brokerage or finder's agreements; (ix) joint venture agreements or partnership agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $500,000; or (xi) related to employment, including without limitation the payment of severance or bonuses, (all items listed in Section 4.16 of the Disclosure Letter being hereinafter referred to as "Contracts").

     (b) Each of the Contracts is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. The Company, and to the knowledge of the Company each of the other parties thereto, are in compliance with the provisions of each of the Contracts, except where such noncompliance would neither give rise to a right of termination in such other parties nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts, the Company, and to the knowledge of the Company each of the other parties thereto, is not in default thereunder, except where such default would neither give rise to a right of termination in such other parties nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts; and no event has occurred which would constitute a default thereunder, except where such event would neither give rise to a right of termination in another party nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts.

     (c) To the Company's knowledge, as of the date hereof none of the other parties to any such Contracts has given written notice to the Company or a Subsidiary that it intends to terminate or materially alter the provisions of such Contracts either as a result of the transactions contemplated hereby or otherwise.

     (d) Neither the Company nor any Subsidiary has received written notice that it is in, nor has either the Company or a Subsidiary given written notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts, except for defaults that would result in the payment of damages by the Company in an amount less than $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts.

     (e) True and complete copies of all written Contracts, including any amendments thereto, have been delivered to Purchaser (other than those Contracts and amendments that are included in the SEC Documents).

     4.17 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since September 30, 1999, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     4.18 Environmental Matters. (a) Except as set forth in Section 4.18 of the Disclosure Letter or in the SEC Documents, the Company and its Subsidiaries have complied in all material respects with all Environmental Laws.

     (b) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the knowledge of the Company, any other person, has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any Regulated Substances at any real property or any other facility currently or formerly owned or leased by the Company or any of its Subsidiaries, in violation of any Environmental Laws, which violations may reasonably be expected to have a Material Adverse Effect.

     (c) There are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries are aware of any circumstances which could reasonably be expected to form the basis of any Environmental Claim against the Company.

     (d) To the Company's knowledge, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl-containing equipment, or
(iii) asbestos-containing material at any property currently or formerly owned or leased by the Company or any of its Subsidiaries.

     (e) There have been no environmental investigations, studies, audits, tests or reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries with respect to any property currently or formerly owned or leased by the Company or any of its Subsidiaries which have not been made available to Purchaser.

     4.19 Board Recommendation; Required Vote. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) adopted a resolution approving this Agreement, and the transactions contemplated hereby, and declaring the Agreement to be advisable, and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated herein, including the Merger. The affirmative vote of holders of a majority of the outstanding Shares to approve the Merger is the only vote of the holders of any class or series of Company securities necessary to adopt the Agreement and approve the transactions contemplated hereby.

     4.20 Rights Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger the exercisability of any right under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement.

     4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company, other than arrangements with William Blair & Company L.L.C. A true and complete copy of the engagement letter between the Company and William Blair & Company L.L.C. has previously been delivered to Purchaser.

     4.22 State Takeover Law. The Company has taken all actions necessary to render Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

     4.23 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, William Blair & Company L.L.C., to the effect that in its opinion, as of the date of this Agreement, the consideration to be received by the holders of the Shares is fair to the holders of Shares from a financial point of view.

     4.24 Proxy Statement. The information provided by the Company for inclusion in the proxy statement (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement (the "Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. No representation is made by the Company with respect to information supplied by any Person other than the Company for inclusion in the Proxy Statement. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Purchaser.

     4.25 Accuracy of Representations. No representation or warranty made by the Company pursuant to this Article IV contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate and other) to own its respective properties and to carry on its respective business as now conducted.

     5.2 Authority Relative to this Agreement. Each of Purchaser and Merger Sub has the power and authority (corporate and other) to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub, or their respective stockholders, are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes a valid and binding obligation of each such company, enforceable against each such company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. Neither Purchaser nor Merger Sub is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation, Memorandum of Association, Code of Regulations or By-Laws, (ii) any contract, agreement, mortgage, indenture or other document, (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution and performance of this Agreement, except, as to (ii), (iii) or (iv) above, where such breach, violation or right would not individually, or in the aggregate, prevent or materially delay Purchaser or Merger Sub from performing its obligations under this Agreement. The consummation of the Merger by Purchaser and Merger Sub will not require the consent or approval of any Governmental Authority or other Person, other than (i) satisfaction of applicable requirements, if any, of the Exchange Act, state "blue sky" laws and the HSR Act, (ii) filing and recordation of the Certificate of Merger, and (iii) where failure to obtain such consents or approvals would not prevent or materially delay Purchaser or Merger Sub from performing its obligations under this Agreement.

     5.3 Financing. The Purchaser has cash, marketable securities and credit available for use in connection with the acquisition of the Company in an aggregate amount necessary to consummate the Merger and pay the Merger Consideration.

     5.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby.

     5.5 Ownership of Shares. As of the date hereof, neither Purchaser nor any subsidiary of Purchaser (including Merger Sub) is the beneficial owner of any Shares.

     5.6 Brokers. Except for arrangements with Quarterdeck Investment Partners, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Purchaser or Merger Sub.

     5.7 Proxy Statement. The information provided in writing by Purchaser or Merger Sub expressly for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements expressly provided by Purchaser or Merger Sub for inclusion in the Proxy Statement not false or misleading. No representation is made by Purchaser with respect to information supplied by any Person other than Purchaser or Merger Sub for inclusion in the Proxy Statement.

     5.8 Accuracy of Representations. No representation or warranty made by Purchaser or Merger Sub pursuant to this Article V contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Purchaser shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement, the Company shall:

          (a) conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or, except pursuant to the terms of the Class A Shares and the Class B Shares, declare, set aside or pay any dividend or other distribution payable in cash, stock or property or, except pursuant to any obligation under any existing Benefit Plan or program of the Company with respect thereto, redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

          (c) except as set forth in Section 6.1 of the Disclosure Letter, not, and shall cause each of its Subsidiaries not to, (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued Common Shares reserved for issuance upon the exercise of Company Stock Options or the Warrants and Common Shares issuable upon the conversion of the Class A Shares or the Class B Shares; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness for borrowed money other than in the ordinary course of business under the Credit Agreement (including hedging transactions) and consistent with past practices or as set forth in Section 6.1 of the Disclosure Letter, (iv) other than commitments set forth in Section 6.1 of the Disclosure Letter, assume, endorse (other than in the ordinary course of business consistent with past practices), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person other than a Subsidiary; (v) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Subsidiaries, or otherwise enter into any Contract other than in the ordinary course of business and consistent with past practices; (vi) other than commitments set forth in Section 6.1 of the Disclosure Letter or advances of expenses to employees in the ordinary course of business, make any loans to employees; (vii) undertake, make or commit to undertake or make any capital expenditures, other than commitments set forth in Section
     6.1 of the Disclosure Letter or capital expenditures made between the date hereof and the Effective Time in an average amount of no more than $100,000 per month (on a combined basis for the Company and the Subsidiaries) over such period; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) use reasonable best business efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and them;

          (e) not and shall cause its Subsidiaries not to (i) enter into any new agreements or amend or modify any existing agreements with any of their respective officers, directors or employees or with any "disqualified individuals" (as defined in Section 280G(c) of the Code); (ii) grant any increases in the compensation of their respective directors, officers and employees or any "disqualified individuals" other than increases in the ordinary course of business and consistent with past practice to persons who are not directors or corporate officers of or "disqualified individuals" with respect to the Company or any Subsidiary, provided, that the Company provides Purchaser with written notice of any such increase (except for increases of less than 5% of annual salary); (iii) enter into, adopt, amend or terminate, or grant any new benefit not presently provided for under, any employee benefit plan or arrangement, except as required by law or to maintain the tax qualified status of the plan; provided, however, it is understood that the Company is permitted to pay bonuses and change in control payments and to amend existing plans as contemplated by this Agreement or as described in Section
     6.1 of the Disclosure Letter; or (iv) except as contemplated by this Agreement or as described in Section 6.1 of the Disclosure Letter, take any action with respect to the grant of any severance or termination pay other than in the ordinary course of business and consistent with past practice and pursuant to policies in effect on the date of this Agreement;

          (f) not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory, equipment and supplies in the ordinary course of business);

          (g) after the date hereof, invest, and cause its Subsidiaries to invest, any excess cash or cash equivalents of the Company solely in (i) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of investment; (ii) certificates of deposit issued by any bank or trust company having capital, surplus of at least $500,000,000, maturing not more than 180 days from the date of investment; (iii) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 180 days from the date of investment; (iv) bank money market; (v) repurchase agreements with any bank, trust company or national banking association; or (vi) any mutual fund or separate account all of the investments of which are limited to those instruments set forth in clauses (i) through (v) above; and

          (h) take all actions reasonably necessary so that the conditions to Purchaser's or Merger Sub's obligations to consummate the Merger are satisfied on a timely basis, except as contemplated by this Agreement, unless the Board of Directors of the Company determines in good faith, following consultation with its outside counsel as to legal matters, that its fiduciary duties under applicable law require otherwise.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1 Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare and (subject to Purchaser's approval) file with the SEC under the Exchange Act, and shall use all reasonable best efforts to have cleared by the SEC as soon as reasonably practicable after such filing, the Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company at the Stockholders Meeting. The Proxy Statement, and all amendments and supplements thereto, will, as of their respective dates, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     7.2 Meeting of Stockholders of the Company. The Company will cause the Stockholders Meeting to be duly called and held as soon as practicable after final comments are received from the SEC relating to the proxy statement, in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws. The Board of Directors of the Company will recommend that the stockholders of the Company vote to adopt and approve the Merger and this Agreement and will not rescind such recommendation, which recommendation shall be contained in the Proxy Statement; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with Section 7.3 and
(ii) in the reasonable good faith judgment of such Board of Directors, on the basis of advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law.

     7.3 No Solicitation.

     (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, it shall not, directly or indirectly, and shall cause its officers, directors, employees, representatives, agents, and affiliates, to not
(i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantially all of the assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Acquisition Transaction Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Transaction Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Transaction Proposal by such person or entity, if and only to the extent that (1) such Acquisition Transaction Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Transaction Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the person or entity making such Superior Proposal has the financial means or access to credit to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement between Purchaser and the Company, and (4) the Company shall have fully complied with this Section 7.3; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Acquisition Transaction Proposal.

     (b) The Company shall notify Purchaser no later than forty-eight (48) hours after receipt by the Company (or its advisors) of any Acquisition Transaction Proposal or any request for nonpublic information in connection with a Acquisition Transaction Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Acquisition Transaction Proposal. Such notice to Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity making the Acquisition Transaction Proposal and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Transaction Proposal are modified, then the Company shall notify Purchaser of the terms and conditions of such modification within forty-eight (48) hours of the receipt of such modification. The Company shall also notify Purchaser simultaneously with the delivery of notice to the directors of the Company of, and in any event at least twenty-four (24) hours prior to (unless a longer period is required by Section 7.3(c)), each meeting of the Board of Directors at which the Company will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to Purchaser, its recommendation to the Company's stockholders in favor of approval of the Merger.

     (c) Notwithstanding the foregoing, in the event that there exists a Superior Proposal before the Board of Directors of the Company and in the reasonable good faith judgment of the Company, on the basis of the advice of the outside corporate counsel of the Company, the failure to accept such Superior Proposal would be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, the Board of Directors of the Company may pursuant to Section 9.1(f) (subject to this and the following sentences) terminate this Agreement prior to the Stockholders Meeting and concurrently with such termination, cause the Company to enter into an acquisition agreement with respect to such Superior Proposal. Prior to entering into such an acquisition agreement with respect to such Superior Proposal, the Company shall have (i) provided written notice to Purchaser, two days prior to entering into such an acquisition agreement, that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; (ii) caused its financial and legal advisors to negotiate in good faith with Purchaser to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby; and (iii) paid the Termination Fee to Purchaser, in full and in immediately available funds.

     (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Acquisition Transaction Proposal) to which it or any of its Subsidiaries is a party.

     (e) The Purchaser shall keep confidential, under the terms of the Confidentiality Agreement (i) the existence and content of all notices to Purchaser or Merger Sub under this Section and (ii) the content of all communications between Company and Purchaser or Merger Sub.

     7.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) filing the Certificate of Merger, (ii) using reasonable efforts to remove any legal impediment to the consummation or effectiveness of such transactions and (iii) using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities.

     7.5 Indemnification; Officers' and Directors' Insurance.

     (a) For a period of six years after the Effective Time, Purchaser shall cause the Surviving Corporation to maintain in effect the current provisions of the Certificate of Incorporation and By-laws of the Company (which shall be contained in the Certificate of Incorporation and By-laws of Merger Sub and the Surviving Corporation) relating to the rights to indemnification of officers and directors with respect to indemnification for acts and omissions occurring prior to the Effective Time.

     (b) The Company shall purchase policies of officers', directors', fiduciary and employer liability insurance comparable to such insurance most recently maintained by the Company (the "Tail Policy"), which Tail Policy shall continue in effect for six years from the Effective Time; provided, however, that the Company shall not pay more than $135,000 (net of refunds from the cancellation, as of the Effective Time, of the Company's existing insurance policies) for the Tail Policy.

     (c) In the event that the Surviving Corporation, or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation thereof or (ii) sells, leases, transfers or otherwise disposes of all or substantially all of its properties and assets to any Person, whether in a single transaction or a series of related transactions, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchaser, as the case may be, shall assume its obligations set forth in this
Section 7.5 or such obligation shall be assumed by an

Affiliate of Purchaser with a net worth equal to or greater than the net worth of the Surviving Corporation immediately prior to such transfer or sale.

     7.6 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Access to Information. The Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Purchaser complete access at all reasonable times, from the date hereof to the Effective Time, to its officers, employees, agents, properties, books and records, and shall furnish Purchaser all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. No investigation by a party heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the other party, which shall survive any such investigation, or the conditions to the obligation of such party to consummate the transactions contemplated hereby. Purchaser shall keep all information discovered in the course of such investigation confidential in accordance with the terms of the Confidentiality Agreement.

     7.8 Employee Benefits. For greater certainty, Sections 7.8(b), (c) and (d) do not apply in respect to those Benefit Plans that apply exclusively to Company Employees employed in Canada. Those Benefit Plans that apply exclusively to Company Employees employed in Canada shall continue to be in effect for such period of time as Purchaser may determine.

     (a) Purchaser and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time (the "Company Employees") shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that, except for Company Employees with fixed term employment agreements, Purchaser shall not have any obligation to continue employing Company Employees for any length of time thereafter.

     (b) As of the Closing Date, the Company Employees shall be eligible to participate in Purchaser employee benefit plans, programs, practices, policies and arrangements ("Purchaser Benefit Plans") in which similarly situated employees of Purchaser participate (including, without limitation, plans that provide for benefits in the nature of severance or termination pay or similar benefits following a "change in control" (as defined in such plans) of Purchaser), to the same extent as similarly situated employees of Purchaser; provided, however, that the benefits received by the Company Employees under such plans shall be no less, taken as a whole, than the benefits currently provided to the Company Employees under the existing Benefit Plans (other than the Company's supplemental retirement plan), through one year from the Effective Time. From and after one year from the Effective Time, the Company Employees shall be entitled to and shall receive such benefits as the then constituted management of the Surviving Corporation deems necessary and appropriate.

     (c) With respect to each Purchaser Benefit Plan, for purpose of determining eligibility to participate, vesting and entitlement to benefits, including vacation entitlement, service with the Company shall be treated as service with Purchaser. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Purchaser Benefit Plan shall waive pre-existing condition limitations with respect to any Company Employee who timely applies for coverage under such plan. Company Employees shall be given credit for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Benefit Plan.

     (d) Prior to the Closing Date, the Company shall (i) amend the Company's 401(k) deferred compensation plan to provide that the accounts of all Company Employees thereunder shall be fully vested upon the Effective Time; (ii) amend and restate the Company's 401(k) deferred compensation plan effective as of or prior to the Effective Time in the form of a nonstandardized prototype plan;
(iii) amend and terminate the Company's supplemental retirement plan to provide that all benefits of Company Employees thereunder shall be fully vested and paid to such Company Employees upon the Effective Time, and that no further benefits shall accrue thereunder to any participant after the Effective Time; (iv) use its best efforts to secure any necessary consents, and thereafter terminate and distribute the assets of the rabbi trust used in connection with the Company's supplemental retirement plan effective as of or prior to the Effective Time; and
(v) amend each other Benefit Plan which is either funded by a trust or insurance or which provides severance benefits to provide for cessation of participation by all Company Employees as of the Effective Time.

     (e) Prior to the Effective Time, the Company may establish a severance program in connection with the Merger pursuant to which a Company Employee may receive severance payments in the event that (i) such Company Employee's employment with the Surviving Corporation is terminated within one year after the Effective Time by the Surviving Corporation without cause, or (ii) such Company Employee terminates employment with the Surviving Corporation within one year after the Effective Time and after either (x) being required by the Surviving Corporation to relocate more than fifty (50) miles from such Company Employee's current residence, or (y) being required by the Surviving Corporation to accept a material reduction in base salary or material diminution in duties and responsibilities, provided that the aggregate of all payments that may be payable under any such program shall not exceed $80,000.

     7.9 Consents; Approvals. The Company and Purchaser shall each use its commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Purchaser shall promptly after the date hereof make all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Purchaser and the consummation by them of the transactions contemplated hereby. The Company and Purchaser shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement. Each party hereto shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within twenty (20) days after the date hereof and shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority. Purchaser shall file with the CFIUS pursuant to the Exon-Florio Provision all requisite documents and notifications (if any) in connection with this Agreement and the transactions contemplated hereby within twenty (20) days after the date hereof and shall promptly supply any additional information and documentary material that may be requested pursuant to the Exon-Florio Provision.

     7.10 Public Announcements. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with the other party prior to issuing any press release or otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statements as may, upon the advice of counsel, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system on which or through which such party's or its Affiliate's securities are traded.

     7.11 Purchaser and Merger Sub Covenant. Prior to the Closing, neither Purchaser nor Merger Sub, nor any subsidiary or Affiliate of Purchaser shall (a) take any action or omit to take any action that will (i) result in any of the representations or warranties contained in Article V (excluding those representations and warranties made as of a specified date) being inaccurate or incomplete on and as of the date of Closing, or (ii) prevent Purchaser or Merger Sub from consummating the transactions contemplated by this Agreement; or (b) acquire or enter into an agreement to acquire all or substantially all of the stock or assets of any Person other than the Company or an Affiliate of the Company (including any such acquisition structured as a merger or consolidation) or make any loan of money to or investment in any other company, in each case, that would reasonably be expected to prevent Purchaser or Merger Sub from consummating the transactions contemplated by this Agreement.

     7.12 Outstanding Loans. On or prior to the Closing Date, all outstanding loans made in connection with the purchase of Common Shares (collectively, the "Loans") owed from the Company's officers, directors and employees (collectively, the "Loan Obligors") to the Company shall be repaid in full. Notwithstanding the foregoing, in accordance with written documentation executed by each such Loan Obligor, the Loan of any Loan Obligor may be repaid in whole or in part by a reduction in the payment to be made on the Closing Date to such Loan Obligor under Section 2.6 of this Agreement (collectively, the "Loan Reduction Amounts").

     7.13 Company Stock Options.

     (a) Prior to the Closing Date, the Company shall provide written notice to each holder of Company Stock Options issued under the Stock Option Plan, which notice shall provide each such holder with the terms of the Amendment to the Stock Option Plan adopted on the date hereof pursuant to which each Company Stock Option held by such holder shall be automatically exercised on the Closing Date.

     (b) Prior to the Closing Date, each holder of a Company Stock Option which is not subject to the Stock Option Plan shall have surrendered such holder's Company Stock Options in exchange for an amount equal to (i) the excess of the Per Share Common Consideration over the exercise price for each Company Stock Option, if any, and (ii) the number of Common Shares subject thereto.

                                  ARTICLE VIII
                                   CONDITIONS

     8.1 Conditions to Obligation of Each Party to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the DGCL and the certificate of incorporation of the Company;

          (b) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending; and

          (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting in any material respect the ownership, operation or control by the Company, Purchaser or any of their respective subsidiaries of any portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries, or compelling the Company, Purchaser or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries; nor shall any action have been taken by any Governmental Authority or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

     8.2 Additional Conditions to Obligation of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

     (b) Prior to or at the Closing, Purchaser shall have delivered to the Company the following documents as shall be reasonably requested by the Company in form and substance reasonably acceptable to the Company's counsel:

          (i) a certificate of the President or any Vice President of Purchaser and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 8.2(a) have been satisfied;

          (ii) certificates of the Secretary or Assistant Secretary of Purchaser and Merger Sub, dated the Closing Date, as to the incumbency of any officer of Purchaser or Merger Sub executing this Agreement or any document related thereto and covering such other customary matters as the Company may reasonably request;

          (iii) certified copies of the resolutions of Purchaser's Board of Directors and Merger Sub's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

          (iv) certified copies of the resolutions of Merger Sub's sole stockholder adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

     (c) The Company shall have received evidence satisfactory to it that the Agent has received irrevocable deposit of the Merger Consideration at Closing.

     8.3 Additional Conditions to Obligation of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this

Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing, except that the Company shall have duly performed or complied with each of the covenants set forth in Section 7.12 and Section 7.13 on or prior to or at Closing.

          (b) Prior to or at the Closing, the Company shall have delivered the following documents as shall be reasonably requested by Purchaser in form and substance reasonably acceptable to Purchaser's counsel:

               (i) a certificate of the President or any Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) have been satisfied; and

               (ii) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto and covering such other customary matters as Purchaser may reasonably request;

               (iii) a certified copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

               (iv) a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority before any court or governmental authority, agency or tribunal, domestic or foreign, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Purchaser or Merger Sub damages in connection therewith that Purchaser reasonably determines is likely to result in money damages in excess of $1,000,000 (net of insurance proceeds applicable thereto), or
     (ii) seeking to prohibit or materially limit the ownership, operation or control by the Company, Purchaser or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries, or to compel the Company, Purchaser or any of their respective

     Subsidiaries to dispose of, grant rights in respect of, or hold separate any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries.

          (d) Absence of Material Adverse Effect on the Company. No Material Adverse Effect with respect to the Company shall have occurred.

          (e) ISRA. Prior to Closing, the Company shall obtain and provide to Purchaser either: (1) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the transaction contemplated by this Agreement; or (2) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by
     ISRA) (the letter described in clause (1) of this sentence, the Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA Clearance") with respect to each and every Industrial Establishment (as defined by ISRA) involved in the transaction contemplated by this Agreement. If the Company is unable to obtain ISRA Clearance by the Closing for each and every Industrial Establishment in New Jersey involved in the transaction contemplated by this Agreement, then the Company shall apply for and, prior to Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP or an amendment to an existing Remediation Agreement with NJDEP for each and every Industrial Establishment for which ISRA Clearance has not been obtained. In any such Remediation Agreement, the Company shall pay for and be identified as the sole party responsible for: (1) compliance with the Remediation Agreement after Closing; and (2) obtaining ISRA Clearance after the Closing. In addition, the Company shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the approval thereof by the stockholders of the Company, at any time prior to the Effective Time:

          (a) by mutual written consent of the Company and Purchaser;

          (b) by either Purchaser or the Company if:

               (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

               (ii) if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on July 31, 2001, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant made in this Agreement by the party seeking to terminate; or

               (iii) if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the Company stockholders in favor of this Agreement and approval of the Merger shall not have been obtained;

          (c) by Purchaser if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its recommendation of this Agreement or the Merger to the Company's stockholders in a manner materially adverse to Purchaser; (ii) an Alternative Transaction involving the Company shall have taken place or the Board of Directors of the Company or any committee thereof shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or to engage in an Alternative Transaction or shall have failed to recommend against such Acquisition Transaction Proposal; or (iii) a tender offer or exchange offer for any of the outstanding shares of the Company Common Stock shall have been commenced (other than by Purchaser or an affiliate thereof) and the Board of Directors of the Company or any committee thereof shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender or exchange offer; or

          (d) by Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by the Company of written notice of such breach from Purchaser; or

          (e) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach from the Company; or

          (f) by the Company in accordance with Section 7.3(c).

     9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, there shall be no liability or obligation on the part of Purchaser, the Company, Merger Sub, or any of their respective officers, directors, stockholders or affiliates, except as set forth in Section
9.3. The foregoing limitations shall not apply, and the remedies provided by
Section 9.3 shall not be exclusive, to the extent that such termination results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in this Agreement. The provisions of Sections 7.7, 7.10 and 9.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     9.3. Fees and Expenses.

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. The Company shall pay all professional fees, including the fees of William Blair & Company L.L.C. and the fees of the Company's attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby, on or prior to the Closing Date.

     (b) If any Acquisition Transaction Proposal is made between the date hereof and the termination of this Agreement, and this Agreement is terminated by Purchaser or the Company pursuant to Section 9.1(b)(iii) or Section 9.1(d) due to any breach of any covenant or agreement, then if an Alternative Transaction involving the Company shall take place or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction within twelve (12) months of such termination, then the Company shall pay to Purchaser a termination fee in the amount of three million dollars ($3,000,000) (the "Termination Fee") simultaneously with the consummation of such Alternative Transaction.

     (c) If this Agreement is terminated by Purchaser pursuant to Section 9.1(c), then the Company shall pay to Purchaser the Termination Fee no later than one business day following such termination.

     (d) If this Agreement is terminated by the Company pursuant to Section 9.1(f), then the Company shall pay to Purchaser the Termination Fee prior to, and as a condition to, effectiveness of such termination.

     (e) Any Termination Fee payable under this Section 9.3 shall be paid in immediately available funds.

     (f) As used in this Agreement, an "Alternative Transaction" involving the Company means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Purchaser or Merger Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) from the Company more than thirty-five percent (35%) of the equity securities or voting power of the Company or any of its Subsidiaries; (ii) a transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) more than fifty percent (50%) of the equity securities or voting power of the Company or any of its Subsidiaries pursuant to a tender offer or exchange offer made directly to existing stockholders of the Company; (iii) a merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than thirty-five percent (35%) of the outstanding equity securities or voting power of the Company or any of its Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iv) any other transaction or series of transactions (except for tender offers or exchange offers made directly to existing stockholders of the Company) pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any of its Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than thirty-five percent (35%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (v) any transaction or series of transactions (except for tender offers or exchange offers made directly to existing stockholders of the Company) pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company.

     9.4 Amendment. This Agreement may be amended by the parties at any time before or after the approval of the Merger by the Company's stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.5 Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representation, Warranties and Agreements. No representations or warranties contained herein shall survive beyond the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three (3) calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

        (a)  if to Purchaser or Merger Sub:

             Smiths Industries Aerospace & Defense Systems Inc.
             c/o Smiths Industries plc
             765 Finchley Road
             London, NW11 8DS
             United Kingdom
             Attention:  Corporate Secretary
             Telephone:  011-44-208-458-3232
             Facsimile:  011-44-208-209-1315

             With copies to:

             Morgan, Lewis & Bockius LLP
             1701 Market Street
             Philadelphia, Pennsylvania 19103-2921
             Attention: Michael J. Pedrick, Esq.
             Telephone: (215) 963-5000
             Facsimile: (215) 963-5299

        (b)  if to the Company:

             Barringer Technologies Inc.
             30 Technology Drive
             Warren, NJ  07059
             Attention: Chief Executive Officer
             Telephone: (908) 222-9100
             Facsimile: (908) 222-1556

             With copies to:

             Lowenstein Sandler PC
             65 Livingston Avenue
             Roseland, New Jersey 07068
             Attention: John D. Hogoboom, Esq.
             Telephone: (973) 597-2500
             Facsimile: (973) 597-2400

     10.3 No Third Party Beneficiaries. Except for the current officers and directors of the Company (who are third-party beneficiaries of the provisions set forth in Section 7.6 hereof), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except that the Confidentiality Agreement shall continue in full force and effect; (ii) shall not be assigned by operation of law or otherwise, provided, that Purchaser or Merger Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser or Merger Sub, as the case may be, of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the principles of conflict or choice of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.



                                          SMITHS INDUSTRIES
                                          AEROSPACE &
                                          DEFENSE SYSTEMS INC.


                                          By: /s/ STEPHEN ELLIS
                                             -----------------------------------
                                                   Name: Stephen Ellis
                                                   Title: Authorized Signatory

                                          BLOODHOUND ACQUISITION,
                                          INC.


                                          By: /s/ JOHN SHEPHERD
                                             -----------------------------------
                                                   Name: John Shepherd
                                                   Title: President

                                          BARRINGER TECHNOLOGIES INC.


                                          By: /s/ STANLEY BINDER
                                             -----------------------------------
                                                   Name: Stanley Binder
                                                   Title: Chairman and Chief
                                                          Executive Officer

                                   APPENDIX B

                                                                   March 8, 2001

Board of Directors
Barringer Technologies Inc.
30 Technology Drive
Warren, New Jersey 07059


Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, Class A convertible preferred stock, and Class B convertible preferred stock (collectively the "Stockholders") of Barringer Technologies Inc. (the Company") of the $11.05 per share in cash (in the case of the shares of common stock) or the per share equivalent amount determined on an as-converted basis (in the case of the Class A convertible preferred stock or Class B convertible preferred stock) (the "Merger Consideration") proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among Smiths Industries Aerospace & Defense Systems, Inc. ("Purchaser"), Bloodhound Acquisition, Inc., a wholly-owned subsidiary of Smiths Industries Aerospace & Defense Systems, Inc. ("Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Merger Sub will be merged into Company (the "Merger") and (i) each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares), will be converted into the right to receive the Merger Consideration upon consummation of the Merger and (ii) each share of Class A convertible preferred stock and Class B convertible preferred stock of the Company issued and outstanding immediately prior to the effective time of the Merger shall be cancelled in exchange for the right to receive the applicable Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft dated March 7, 2001 of the Merger Agreement; (b) certain audited historical financial statements of the Company for the three years ended December 31, 1999, 1998 and 1997; (c) the unaudited financial statements of the Company for the year ended December 31, 2000 and nine months ended September 30, 2000; (d) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the senior management of the Company; (e) current and historical market prices and trading volumes of the common stock of the Company;
(f) certain publicly available financial and stock market data relating to selected public companies that we deemed relevant; (g) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (h) information regarding percentage premiums paid for public companies over trading market values prior to the announcement of an acquisition or merger of relevant size; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger Agreement executed by the parties is substantially similar to the draft Merger Agreement reviewed by us and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

                                      Very truly yours,

                                      WILLIAM BLAIR & COMPANY, L.L.C.

                                   APPENDIX C

                           SECTION 262 OF THE DELAWARE
                             GENERAL CORPORATION LAW

     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)   Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. '98. Eff. 7-1-98.)

                           BARRINGER TECHNOLOGIES INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE SPECIAL MEETING OF STOCKHOLDERS, MAY 11, 2001

     The undersigned hereby revokes any prior proxy and appoints Stanley Binder, Kenneth S. Wood and Richard S. Rosenfeld, and each of them, attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of stock of Barringer Technologies Inc. held of record by the undersigned on April 9, 2001, at the special meeting of stockholders to be held on May 11, 2001, and at any adjournments or postponements thereof.

     The Proxies are instructed to vote as follows:

     1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 8, 2001, among Barringer Technologies Inc., Smiths Industries Aerospace & Defense Systems Inc., and Bloodhound Acquisition, Inc.

               [ ]  FOR      [ ]  AGAINST          [ ]  ABSTAIN

     2. Upon all such other matters as may properly come before the special meeting and/or any adjournments or postponements thereof, as they in their discretion may determine.

                    (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each proposal.

Dated:_______________________, 2001

---------------------------------------------------------------
(Signature)

---------------------------------------------------------------
(Signature)

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. Please mail your proxy in the enclosed envelope. Please sign your name exactly as it appears hereon. When shares are held by joint tenants, both should sign, or if one signs, he should attach evidence of his authority. When signing as Attorney, Executor, Administrator, Trustee or Guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.


         PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.